EXHIBIT 10.5

AMENDED AND RESTATED
CREDIT AGREEMENT
Originally Dated as of October 8, 2010
As amended by the First Amendment, dated as of July 17, 2014
And Amended and Restated as of July 17, 2014
among
NRG MARSH LANDING LLC,
The LENDERS Party Hereto,
THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent,
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent and Depositary Bank
_____________
$684,287,856
_____________
MUFG UNION BANK, N.A.,
as Bookrunner, Coordinating Lead Arranger and Syndication Agent

COBANK, ACB, ING CAPITAL LLC, LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, NEW YORK BRANCH, METROPOLITAN LIFE INSURANCE COMPANY,
as Joint Lead Arrangers

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Documentation Agent

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APPENDIX A	- Insurance

EXHIBIT A	- Form of Assignment and Assumption

EXHIBIT B	- Form of Note

EXHIBIT C-1	- Form of Borrowing Request

EXHIBIT C-2	- Form of Notice of Issuance

EXHIBIT D	- [Reserved]

EXHIBIT E	- [Reserved]

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EXHIBIT F	- Form of Construction Report

EXHIBIT G	- [Reserved]

EXHIBIT H	- Form of Operating Report

EXHIBIT I	- Form of Construction Drawdown Certificate

EXHIBIT J	- Form of Drawdown Certificate of Independent Engineer

EXHIBIT K	- Form of Physical Facilities Certificate

EXHIBIT L	- Form of Performance Certificate

EXHIBIT M	- Form of Legal Matters Certificate

EXHIBIT N	- [Reserved]

EXHIBIT O	- Form of Consent to Assignment

EXHIBIT P	- Terms of Subordination

SCHEDULE I	- Commitments

SCHEDULE 2.08	- Term Loan Amortization Schedule

SCHEDULE 3.05	- Governmental Approvals

SCHEDULE 3.07	- Litigation

SCHEDULE 3.09	- Environmental Matters

SCHEDULE 3.13	- Information

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CREDIT AGREEMENT (this “Agreement”), dated as of October 8, 2010, and as amended by the First Amendment, dated as of July 17, 2014, among NRG MARSH LANDING LLC (f/k/a Mirant Marsh Landing, LLC) (the “Borrower”), a limited liability company organized under the laws of Delaware, the LENDERS party hereto, THE ROYAL BANK OF SCOTLAND PLC, as the Administrative Agent and DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Collateral Agent and Depositary Bank.
Pursuant to the Credit Agreement, dated as of October 8, 2010, among the Borrower, the Lenders party thereto, the Administrative Agent, the Collateral Agent and the Depositary Bank (the “Existing Credit Agreement”), the Borrower financed the development and construction of an approximately 760 MW natural gas-fired turbine generator located near Antioch, California, and in connection therewith requested that the Lenders (as hereinafter defined) extend credit to the Borrower in an aggregate principal or face amount (as applicable) not exceeding $684,287,856 at any one time outstanding.
Pursuant to the First Amendment to Credit Agreement and Collateral Agency and Intercreditor Agreement, dated as of July 17, 2014, among the Borrower, the Lenders party thereto, the Administrative Agent, the Collateral Agent and the Depositary Bank (the “First Amendment”), the Borrower has requested, and the Lenders are prepared to extend, the Incremental Term Loans and to have this Agreement amend, restate and replace the Existing Credit Agreement upon the Funding and Repricing Date, and, accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Bank” means (a) each Lead Arranger and (b) any United States commercial bank(s) or financial institution(s) or a United States branch or subsidiary of a foreign commercial bank(s) or financial institution(s) having, or guaranteed or confirmed by an entity having, a long-term unsecured senior debt rating of at least two of the following: A2 or better by Moody’s, A or better by S&P or A or better by Fitch.
“Acceptable Letter of Credit” means an irrevocable letter of credit issued by an Acceptable Bank in favor of the Collateral Agent (for the benefit of the Secured Parties) that has a stated maturity date that is not earlier than 12 months after the date of issuance of such letter of credit, and which letter of credit and all related documentation are satisfactory to the Administrative Agent, acting reasonably. Any such letter of credit must be drawable if, (i) it is not renewed or replaced, at least 15 days prior to its stated maturity date or (ii) a Negative Credit Event occurs with respect to the issuer and a replacement letter of credit has not been obtained from an Acceptable Bank within 30 days after the downgrade giving rise to such Negative Credit Event. For the avoidance of doubt and without limiting the provisions of Sections 6.03 and 6.04, the Borrower acknowledges and agrees that, except in the case of a letter of credit provided in connection with a Replacement Letter of Credit Facility, it shall not be the account party in respect of any such letter of credit, and that except in the case of any Letter of Credit or any letter of credit issued under any Replacement Letter of Credit Facility, any such letter of credit shall not otherwise constitute Indebtedness of the Borrower or be secured by a Lien on any of the property of the Borrower.
“Accounts” means, collectively, the Construction Account, the Revenue Account, the Operating Account, the Debt Service Reserve Account, the Interest Payment Account, the Principal Payment Account, the Insurance/Condemnation Proceeds Account, the Distribution Account, the Prepayment Account, the Major Maintenance Account and any sub-account of any of the foregoing or any other account opened by the Depositary Bank pursuant to the Collateral Agency Agreement.
“Additional Equity Contributions” means Permitted Subordinated Debt held by an Affiliate of the Borrower and contributions to equity (in cash or in kind) of the Borrower made directly or indirectly by the Parent, other than pursuant to the Equity Contribution Agreement.
“Additional Project Document” means any contract or agreement relating to the Project entered into by the Borrower subsequent to the Closing Date that Borrower reasonably expects to have obligations in excess of $5,000,000 in the aggregate with respect to any one contract.
“Adjusted LIBO Rate” means, for any Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
“Administrative Agent” means The Royal Bank of Scotland plc, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto pursuant to Article VIII.
“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender.
“Administrative Services Agreement” means the Administrative Services Agreement dated April 2, 2009, between the Borrower and Mirant Services, LLC.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and when used with respect to the Borrower, shall also mean the Immediate Parent, the Parent and each Person that is an Affiliate of the Parent.
“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereto.
“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of (i) the Federal Funds Effective Rate in effect for such day plus (ii) 0.50% and (c) one-month LIBO Rate.
“Ancillary Documents” means, with respect to each Additional Project Document: (a) each security agreement or instrument, if any, necessary to grant to the Collateral Agent a perfected Lien in such Additional Project Document with the priority contemplated by the Security Documents, (b) a Consent to Assignment from each Project Party under such Additional Project Document (other than the Borrower) and any other Person guaranteeing or otherwise supporting such Project Party’s obligations under such Additional Project Document, (c) a certificate of an Authorized Officer of the Borrower with respect to authorization of the Borrower to execute, deliver and perform such Additional Project Document, (d) a certificate of an Authorized Officer of the Borrower to the effect that all Governmental Approvals then necessary for the execution, delivery and performance by the Borrower of such Additional Project Document have been duly obtained, were validly issued and are in full force and effect and (e) any customary legal opinions reasonably requested by the Administrative Agent to be provided in accordance therewith.
“Anti-Terrorism Laws” means any of the following (a) the Anti-Terrorism Order, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the Patriot Act, (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts and acts of war.
“Anti-Terrorism Order” means Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations).
“Applicable Accounting Requirements” means generally accepted accounting principles, as in effect from time to time in the United States, or, at the election of the Borrower, the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board.
“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Governmental Approval, or any published directive, guideline, decision, policy, requirement, or any other restriction by any Governmental Authority that has the force of law, as in effect from time to time, and in each case as amended.

“Applicable Margin” means, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum determined pursuant to the interest grid set forth below:

Period	Tranche A Term Loans and Letter of Credit Loans (as applicable)		Tranche B Term Loans
	Eurodollar	ABR	Eurodollar	ABR
Closing Date 10/7/2013	2.50%	1.50%	2.75%	1.75%
10/8/2013 – Funding and Repricing Date	2.75%	1.75%	3.00%	2.00%
Funding and Repricing Date – 12/31/2017	1.75%	0.75%	1.875%	0.875%
1/1/18 – 12/31/2020	2.00%	1.00%	2.125%	1.125%
1/1/2021 – Tranche B Maturity Date	2.25%	1.25%	2.375%	1.375%

“Applicable Percentage” means with respect to any Lender and in respect of any Class, the percentage of the total Commitments of such Class represented by such Lender’s Commitment of such Class. If any Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments, giving effect to any assignments.
“Approved Affiliate Contracts” has the meaning assigned to such term in Section 6.11.
“Approved Fund” means, with respect to any Lender, any fund that invests in commercial loans and is managed by such Lender, an Affiliate of such Lender or an Affiliate of an entity that manages such Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assignment of Proceeds” means that Assignment of Proceeds of Standby Letter of Credit and Request for Issuer’s Consent to be executed by the issuer of the Construction Contract Letter of Credit.
“Authorized Officer” means, with respect to any Person, any executive officer or Financial Officer of such Person or any member or manager of such Person responsible for the administration of the obligations of such Person in respect of this Agreement and any other Transaction Document.

“Base Case Projections” means the financial model forecasting the revenues and expenditures of the Project for time periods, and based upon assumptions and methodology, agreed upon by the Borrower and Lead Arrangers on or prior to the Closing Date.
“Base Equity Contribution Amount” has the meaning assigned to such term in the Equity Contribution Agreement.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning ascribed to such term in the introductory paragraph hereto.
“Borrower PSA” means that certain purchase and sale agreement between Mirant Delta, LLC and the Borrower with respect to the conveyance of the Project Site to the Borrower, which purchase and sale agreement includes an assignment of the rights of Mirant Delta, LLC in the PG&E Indemnity in respect of the Project Site.
“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date or (b) all Eurodollar Loans of the same Class which have the same Interest Period.
“Borrowing Request” means a request by the Borrower for a Borrowing of Term Loans in accordance with Section 2.01.
“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“CAISO” means the California Independent System Operator Corporation, or any successor entity performing similar functions.
“Capital Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) representing the equity ownership of such Person.
“Carbon Dioxide Cost” has the meaning given to such term under the PPA.
“Carbon Dioxide Cost Bridge Indebtedness” means Indebtedness of the Borrower (a) the proceeds of which are used solely to pay for or otherwise to finance Carbon Dioxide Cost reimbursable by the Power Purchaser to the Borrower under the PPA pending reimbursement of such Carbon Dioxide Cost by the Power Purchaser, (b) that is payable to the Parent or any Subsidiary of the Parent, (c) that is mandatorily prepayable with the proceeds of any reimbursement of the Borrower by the Power Purchaser for such Carbon Dioxide Cost, (d) that, unless paid with the proceeds of reimbursement by the Power Purchaser, so long as the Permitted Bridge Prepayment Conditions have been satisfied, is subordinated to the Indebtedness of the Borrower under the Senior Debt on terms consistent with Exhibit P, and (e) the interest and fees in respect of which do not exceed the higher of (x) the weighted average of the interest and fees payable hereunder and (y) the weighted average of the interest and fees certified by the Borrower as being payable by the Parent under the Parent’s principal revolving credit facilities.
“Cash Flow Available for Debt Service” means for any period, with reference to the Borrower’s financial statements, (a) income from continuing operations before income taxes (with adjustment to reflect the cash flows from the PPA, in the event that the Borrower accounts for the PPA on a levelized basis rather than on an accrual basis); plus (b) depreciation and amortization; plus (c) Interest Expense; plus (d) reimbursement under the Large Generator Interconnection Agreement (including interest) minus (e) Major Maintenance Contribution Amounts transferred to the Major Maintenance Account.  “Cash Flow Available for Debt Service” shall not include the effect of (i) gains or losses on sales or disposition of assets; (ii) non-recurring items; (iii) non‑cash expenses; (iv) non-cash gains or losses, including as a result of agreements being marked to market, but shall include cash payments and receipts from and in respect of settlement of such agreements; or (v) costs or expenses funded from the Major Maintenance Account.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by the Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives thereunder or issued in connection therewith and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements in Basel, Switzerland, the Basel Committee on Banking Supervision (or any successor or similar authority) (referred to as Basel III) or the United States financial regulatory authorities, in each case within this subsection (b)(ii) pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means that, any person or group (within the meaning of Rule 13(d) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder) (a “Proposed Acquiror”), other than the Parent, any Affiliate of the Parent or any Person that acquires control of the Parent or all or substantially all the assets of the Parent, shall have directly or indirectly, other than by operation of the Security Documents, acquired (i) ownership of more than 50% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding voting equity interests of the Borrower or (ii) control of the Borrower, unless, following the Conversion Date only, such Proposed Acquiror is a Qualified Owner.

“Change Order” means any change order, variation or payment of any claim or similar provision arising pursuant to the Construction Contract which has the effect of increasing the price or extending the time for performance thereunder.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Tranche A Term Loans, Tranche B Term Loans, DSR Letter of Credit Loans or PPA Letter of Credit Loans; when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, DSR Letter of Credit Commitment or PPA Letter of Credit Commitment; when used in reference to any Letter of Credit, refers to whether such Letter of Credit is a DSR Letter of Credit or PPA Letter of Credit; and when used in reference to any Letter of Credit Exposure, refers to whether such Letter of Credit Exposure is a DSR Letter of Credit Exposure or PPA Letter of Credit Exposure.
“Closing Date” means October 8, 2010.
“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
“Collateral” means any and all Property encumbered by or intended to be encumbered by a lien granted under any Security Document and all rights, property and other assets added thereto by way of retention and otherwise.
“Collateral Agency Agreement” means the Collateral Agency and Intercreditor Agreement dated as of October 8, 2010, among the Borrower, the Agents and the other Secured Parties from time to time party thereto.
“Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent for the Secured Parties under the Security Documents, and any successor thereto pursuant to Article IX of the Collateral Agency Agreement.
“Commitment” means a Term Loan Commitment, DSR Letter of Credit Commitment or PPA Letter of Credit Commitment (as the context requires).
“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to the Project unless such taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action or proceeding is diligently contested in good faith by the Borrower and during the period of such contest, the enforcement of any contested item is effectively stayed.
“Condemnation Proceeds” has the meaning assigned to such term in the Collateral Agency Agreement.
“Consents to Assignment” means each Consent to Assignment executed by a Project Party and the Borrower and required to be delivered on the Closing Date and each Consent to Assignment substantially in the form of Exhibit O entered into by the Borrower with a Project Party pursuant to Sections 5.15 and 6.10(d) and in connection with any Material Project Document entered into following the Closing Date.
“Construction Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Construction Budget” means a construction budget consistent in all material respects with the Project Documents.
“Construction Contract” means the Lump Sum Turnkey Agreement for Engineering, Procurement and Construction, dated as of May 6, 2010, between the Borrower and the Contractor, together with all schedules, exhibits and other appendices thereto, as amended, modified and supplemented from time to time.
“Construction Contract Letter of Credit” means that certain letter of credit provided by Contractor to Borrower pursuant to the Construction Contract.
“Construction Drawdown Certificate” means a certificate substantially in the form of Exhibit I and appropriately completed and delivered by the Borrower.
“Construction Report” means a report in substantially the form of Exhibit F.
“Construction Schedule” means a construction schedule consistent in all material respects with the Project Documents.
“Contingent Equity Contribution” has the meaning assigned to such term in the Equity Contribution Agreement.
“Contingent Equity LC” has the meaning given to such term in the Equity Contribution Agreement.
“Contra Costa County” means Contra Costa County located in California.
“Contractor” means Kiewit Power Constructors Co.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion Date” has the meaning assigned to such term in Section 4.05.
“Debt Service” means, for any period, the sum computed without duplication, of the following: (a) all scheduled amounts payable by the Borrower in respect of principal of Senior Debt during such period (other than any mandatory prepayment of such Senior Debt), plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period.

“Debt Service Coverage Ratio” or “DSCR” means, for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.
“Debt Service Reserve Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Debt Service Reserve Required Amount” means, with respect to any Quarterly Date, the amount then-projected by the Borrower (such amount and supporting calculations to be provided, in writing, by the Borrower to the Administrative Agent at least five Business Days prior to such Quarterly Date) that is approximately equal to the amount of Debt Service scheduled to be due during the six-month period commencing on the day after such Quarterly Date; provided, however, that the Debt Service Reserve Required Amount shall not exceed $50,450,000 at any time, except as required to accommodate any Replacement Letter of Credit Facility.
“Deed of Trust” means the Deed of Trust, Assignment of Leases, Security Agreement and Fixture Filing from the Borrower in favor of the trustee thereunder for the benefit of the Collateral Agent.
“Default” means any Event of Default or any event or condition that, with the giving of notice, lapse of time or upon declaration or determination being made (or any combination thereof) would constitute an Event of Default.
“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.
“Delay Damages Bridge Indebtedness” means Indebtedness of the Borrower (a) the proceeds of which are used solely to pay Delay Damages (as defined in the PPA) under the PPA or to reimburse the Parent or any Subsidiary of the Parent for Indebtedness of such Person the proceeds of which were used to pay Delay Damages, (b) that is payable to the Parent or any Subsidiary of the Parent, (c) that is mandatorily prepayable with the proceeds of any Substantial Completion Delay Liquidated Damages received by the Borrower under the Construction Contract, whether paid directly to the Borrower by the Contractor or through a letter of credit, a guaranty or other form of credit support provided by or on behalf of the Contractor, (d) that, unless paid with the proceeds of any Substantial Completion Delay Liquidated Damages, so long as the Permitted Bridge Prepayment Conditions have been satisfied, is subordinated to the Indebtedness of the Borrower under the Senior Debt on terms consistent with Exhibit P, and (e) the interest and fees in respect of which do not exceed the higher of (x) the weighted average of the interest and fees payable hereunder and (y) the weighted average of the interest and fees certified by the Borrower as being payable by the Parent under the Parent’s principal revolving credit facilities.
“Deposit Accounts” means a “deposit account” as that term is defined in Section 9‑102(a) of the UCC.
“Depositary Bank” means Deutsche Bank Trust Company Americas, as depositary bank under the Collateral Agency Agreement, and any successor thereto pursuant to Article IX of the Collateral Agency Agreement.

“Development” means development, acquisition, ownership, financing, leasing, occupation, construction, equipping, testing, alteration, reconstruction, repair, operation, maintenance and use of the Project.
“Disbursement Date” has the meaning assigned to such term in Section 2.03(g).
“Distribution Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Dollars” or “$” refers to the lawful currency of the United States of America.
“DSR Issuing Lender” means each of ING Capital LLC, and any other Lender designated as a DSR Issuing Lender pursuant to Section 2.03(k), in each case in its capacity as an issuer of DSR Letters of Credit hereunder, and its successors in such capacity, which in each case shall be an Acceptable Bank.
“DSR Letter of Credit” means any letter of credit issued by any DSR Issuing Lender to the Collateral Agent, as beneficiary, pursuant to Section 2.03 and in a form reasonably satisfactory to the Administrative Agent.
“DSR Letter of Credit Availability Period” means the period from and including the Letter of Credit Availability Date to but excluding the earlier of the Letter of Credit Expiry Date and the date of the termination of the DSR Letter of Credit Commitments pursuant to the terms of this Agreement.
“DSR Letter of Credit Commitment” means, with respect to each DSR Letter of Credit Lender, the commitment, if any, of such Lender to acquire participations in a DSR Letter of Credit, expressed as an amount representing the maximum aggregate amount that such Lender agrees to make available as its DSR Letter of Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each DSR Letter of Credit Lender’s DSR Letter of Credit Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its DSR Letter of Credit Commitment, as applicable. The initial aggregate amount of all the DSR Letter of Credit Lenders’ DSR Letter of Credit Commitments is $49,790,000. Each DSR Letter of Credit Lender’s DSR Letter of Credit Commitment shall be deemed to be used for purposes of Section 2.10(a) at the time of each issuance or increase in the face amount of such DSR Letter of Credit pursuant to Section 2.03 by an amount equal to the increase in such Lender’s DSR Letter of Credit Exposure at such time.
“DSR Letter of Credit Disbursement” means a payment made by any DSR Issuing Lender pursuant to a DSR Letter of Credit.
“DSR Letter of Credit Exposure” means, with respect to any Lender at any time, its Applicable Percentage at such time of the sum of (a) the aggregate undrawn amount of any DSR Letter of Credit at such time plus (b) the aggregate amount of all DSR Letter of Credit Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“DSR Letter of Credit Lender” means a Lender with a DSR Letter of Credit Commitment or, if the DSR Letter of Credit Commitments have terminated or expired, a Lender with any outstanding DSR Letter of Credit Loans or DSR Letter of Credit Exposure.
“DSR Letter of Credit Loan” means a Loan made by the DSR Letter of Credit Lenders in respect of a DSR Letter of Credit Disbursement pursuant to Section 2.03(h).
“Easement Agreement” means the Easement Agreement to be entered into between the Borrower and Mirant Delta, LLC.
“Emergency Expenses” means any Operating and Maintenance Expenses in respect of the Project (other than Project Costs or expenditures paid out of Insurance Proceeds, Condemnation Proceeds or the proceeds of Permitted Bridge Indebtedness) that are required as a result of an event threatened or occurring at the location of the Project that poses imminent or actual risk of serious personal injury, physical damage or threat to the environment.
“Environmental Claim” means, with respect to any Person, any notice, claim, administrative, regulatory, or judicial action, suit, judgment, demand, or other communication (whether written or oral) with respect to or arising in connection with the Project Assets, by any other Person alleging or asserting such Person’s liability under any Environmental Law, including for investigatory costs, costs of response, removal, remediation or cleanup, governmental response costs, attorneys’ fees, damages to the environment, natural resources, or other property of such Person, personal injuries, fines, third-party claims or penalties arising out of, based on or resulting from (a) the presence, use or release into the environment of any Hazardous Substances, whether or not owned by such Person or (b) any fact, circumstance, condition, or occurrence forming the basis of any violation, or alleged violation, of any Environmental Laws applicable to the Project.
“Environmental Law” means any and all Applicable Laws applicable to the Project or the Borrower relating to pollution, human health, safety, natural resources, or the environment or the use or release into the environment of any materials, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar state and local statutes, all as may be amended from time to time.
“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of October 8, 2010, among the Borrower, the Parent and the Collateral Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the

Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Abandonment” means (a) a written public announcement by the Borrower of a decision to abandon or indefinitely defer the construction or completion or operation the Project for any reason or (b) the total suspension for more than 90 consecutive days or abandonment of the Development; provided that any suspension or delays in construction, completion or operation of the Project caused by a force majeure event shall not constitute an “Event of Abandonment” so long as the Borrower is diligently attempting to restart the construction, operation or completion of the Project, as the case may be.
“Event of Damage” means any event of damage, destruction, or casualty (other than an Event of Taking) relating to all or any part of the Project or the other Project Assets.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Event of Taking” means the occurrence of any of the following events carried out by any Governmental Authority: (a) any Condemnation, nationalization, seizure, compulsory acquisition, or expropriation of all or any portion of (i) the Project Assets, (ii) the business operations of the Borrower, or (iii) the equity interests in the Borrower, (b) any intervention in, or assumption of custody or control of, all or any portion of (i) the Project Assets, (ii) the business operations of the Borrower, or (iii) the equity interests in the Borrower, (c) any action for the dissolution or disestablishment of the Borrower, or (d) any action that prevents the Borrower from delivering, installing, constructing, commissioning, testing, operating or maintaining the Project, the other Project Assets, or its business operations or any substantial part thereof.
“EWG” means “exempt wholesale generator” as defined in Section 1262(6) of PUHCA and the implementing rules of FERC.
“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise capital, or similar taxes imposed on (or measured by) its net income by the United States of America (or any subdivision thereof or therein), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender or any Issuing Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the jurisdictions listed in clause (a) of this definition, (c) any Taxes imposed as a result of the failure of any Agent, any Lender, any Issuing Lender or any such other recipient to furnish any form, documentation or information required by Section 2.15(e), (d) any U.S. Federal withholding Taxes imposed by Sections 1471 – 1474 of the Code, and (e) any withholding tax that would have been imposed on amounts payable to such recipient under the laws and treaties in effect when such recipient becomes a party to this Agreement (or, in the case of a Lender, designates a new lending office) except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15.
“Existing Credit Agreement” has the meaning given to such term in the Recitals.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means, collectively, the (a) Fee Letter dated September 14, 2010 between the Lead Arrangers and the Borrower, (b) the Collateral Agency Fee Letter dated September 9, 2010 between the Collateral Agent and the Borrower and (c) any Fee Letter dated the Funding and Repricing Date between the Borrower and any Lender signatory to the First Amendment.
“FERC” means the Federal Energy Regulatory Commission, and any successor entity performing similar functions.
“Final Completion” has the meaning given to such term in the Construction Contract.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, assistant controller or similar accounting or financial principal of such Person.
“Financing Documents” means this Agreement, the First Amendment, each Note, the Security Documents, the Equity Contribution Agreement, the Fee Letters, the Letter of Credit Documents and the Permitted Swap Agreements.
“First Amendment” has the meaning given to such term in the Recitals.
“First Amendment Effective Date” has the meaning given to such term in the First Amendment.
“Fiscal Year” means with respect to any Person, the fiscal year of such Person.
“Fitch” means Fitch Ratings Ltd., or any successor to the rating agency business thereof.

“Forced Outage” has the meaning set forth in the PPA.
“FPA” means the Federal Power Act, as amended, and all implementing rules of FERC.
“Funding and Repricing Date” has the meaning given to such term in the First Amendment.
“Gas Contracts” means the Gas Interconnection and Supply Agreement, Special Facilities Agreement and Gas Services Agreement.
“Gas Interconnection and Supply Agreement” means the Gas Interconnection and Supply Agreement to be entered into between the Borrower and PG&E.
“Gas Services Agreement” means the Gas Services Agreement to be entered into between the Borrower and PG&E.
“Governmental Approval” means any authorization, approval, consent, waiver, exception, license, filing, registration, ruling, permit, tariff, certification, exemption, franchise, concession or other action or requirement by or with any Governmental Authority.
“Governmental Authority” means any federal, state, regional, or local governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity, in any such case, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Hazardous Substances” ” means any hazardous substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, toxic substances, or asbestos or any materials containing asbestos) designated, regulated or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.
“Hedging Agreement” means any agreement (other than this Agreement and the Power Purchase Agreement) in respect of any interest rate swap, forward rate transaction, commodity swap, commodity option, interest rate option interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract or other similar agreements.
“Immediate Parent” means NRG Marsh Landing Holdings LLC.
“Incremental Term Loan” refers to Incremental Tranche A Term Loans and/or Incremental Tranche B Term Loans (as the context requires).
“Incremental Term Loan Lender” means each Incremental Tranche A Term Loan Lender and each Incremental Tranche B Term Loan Lender (as the context requires).
“Incremental Tranche A Term Loan” refers to a Loan made by the Lenders pursuant to Section 2.01(a)(iii).

“Incremental Tranche A Term Loan Commitment” means, with respect to each Incremental Tranche A Term Loan Lender, the commitment of such Lender to make an Incremental Tranche A Term Loan in the amount set forth opposite such Lender’s name on Schedule I of the First Amendment under the caption “Incremental Tranche A Term Loan Commitment”.
“Incremental Tranche A Term Loan Lender” means a Lender with an Incremental Tranche A Term Loan Commitment.
“Incremental Tranche B Term Loan” refers to a Loan made by the Lenders pursuant to Section 2.01(a)(iv).
“Incremental Tranche B Term Loan Commitment” means, with respect to each Incremental Tranche B Term Loan Lender, the commitment of such Lender to make an Incremental Tranche B Term Loan in the amount set forth opposite such Lender’s name on Schedule I of the First Amendment under the caption “Incremental Tranche B Term Loan Commitment”.
“Incremental Tranche B Term Loan Lender” means a Lender with an Incremental Tranche B Term Loan Commitment.
“Indebtedness” means, as to any Person at any time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Applicable Accounting Requirements: (a) all obligations of such Person for or in respect of monies borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with Applicable Accounting Requirements in such Person’s financial statements as being in the nature of a borrowing); (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (c) all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; (d) all obligations of such Person that are or should be reflected on such Person’s balance sheet as capital lease obligations; (e) net obligations of such Person under any Hedging Agreement; (f) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights, or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds; (h) whether or not so included as liabilities in accordance with Applicable Accounting Requirements, Indebtedness of others described in clauses (a) through (g) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; and (i) all guarantees of such Person in respect of any of the foregoing. The amount of any net obligation under any Hedging Agreement of any Person on any date shall be deemed to be the net termination value thereof as of such date for which such Person would be liable thereunder.
“Indemnified Party” has the meaning assigned to such term in Section 9.03(b).
“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
“Independent Engineer” means R.W. Beck or any successor consultant appointed by the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.
“Information Memorandum” means the Information Memorandum delivered to the Lenders by the Lead Arrangers, regarding the Borrower and the Project dated as of October 8, 2010.
“Initial Delivery Date” has the meaning given to such term in the Power Purchase Agreement.
“Initial Extension of Credit Date” means the date on which the initial Loans hereunder were made.
“Insurance Advisor” means Moore-McNeil, LLC, or another nationally recognized insurance adviser selected by the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.
“Insurance/Condemnation Proceeds Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Insurance/Condemnation Proceeds Bridge Indebtedness” means Indebtedness of the Borrower (a) the proceeds of which are used solely to repair, restore or enhance the Project in accordance with the terms of the Transaction Documents pending receipt by the Borrower of Condemnation Proceeds or Insurance Proceeds, as the case may be, (b) that is payable to the Parent or any Subsidiary of the Parent, (c) that is mandatorily prepayable with the proceeds of such Condemnation Proceeds or Insurance Proceeds, (d) that, unless paid with the proceeds of such Condemnation Proceeds or Insurance Proceeds so long as the Permitted Bridge Prepayment Conditions have been satisfied, is subordinated to the Indebtedness of the Borrower under the Senior Debt on terms consistent with Exhibit P, and (e) the interest and fees in respect of which do not exceed the higher of (x) the weighted average of the interest and fees payable hereunder and (y) the weighted average of the interest and fees certified by the Borrower as being payable by the Parent under the Parent’s principal revolving credit facilities.
“Insurance Proceeds” means all amounts and proceeds (including instruments) in respect of the proceeds of any property, builders’ risk and marine cargo insurance policies, excluding in each case delayed start-up and business interruption coverage.
“Insurance Program” means the insurance program described in Appendix A of this Agreement.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06(a).

“Interest Expense” means, for any period, the sum, computed without duplication, of the following: (a) all interest in respect of Senior Debt accrued or capitalized during such period, including Letter of Credit Commitment Fees, Letter of Credit Fees and similar fees payable with respect to any Replacement Letter of Credit Facility, whether or not paid during such period, plus (b) the net amounts payable (or receivable) under the Permitted Swap Agreements (other than termination or unwind payments thereunder) accrued during such period whether or not paid or received during such period).
“Interest Payment Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and the Maturity Date for such ABR Loan, and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each Quarterly Date during such Interest Period.
“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the next following Monthly Date, the second following Monthly Date, the third following Monthly Date or the sixth following Monthly Date, as specified in the applicable Borrowing Request or Interest Election Request at the election of the Borrower; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, (ii) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date and (iii) each Interest Period shall have a duration of at least five Business Days. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.
“Investment” means, relative to any Person,
(a)    any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and
(b)    any Capital Securities acquired by such Person in any other Person.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
“Issuing Lender” means each DSR Issuing Lender and each PPA Issuing Lender.

“Large Generator Interconnection Agreement” or “LGIA” means the Large Generator Interconnection Agreement to be entered into by the Borrower, the Power Purchaser and CAISO.
“Lead Arrangers” means RBS, RBC and WestLB.
“Lender Default” means (a) the refusal or failure by any Lender to make available its portion of any Borrowing, (b) the refusal or failure by any Letter of Credit Lender to fund its portion of any unreimbursed payment under Section 2.03(e) and (c) a Lender having notified in writing the Administrative Agent and the Borrower that it does not intend to comply with its obligations under Section 2.05, in each case except to the extent that such refusal, failure or notification is in connection with or related to a good faith dispute with the Borrower or an Affiliate of the Borrower with respect to the Financing Documents.
“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means each DSR Letter of Credit and/or PPA Letter of Credit issued pursuant to this Agreement (as the context requires).
“Letter of Credit Availability Date” means the date upon which all conditions to the Conversion Date, except the posting of letters of credit required to achieve the Conversion Date, have been satisfied.
“Letter of Credit Commitment” means the DSR Letter of Credit Commitment and/or the PPA Letter of Credit Commitment (as the context requires).
“Letter of Credit Commitment Fee” has the meaning given to such term in Section 2.10(b).
“Letter of Credit Disbursement” means a DSR Letter of Credit Disbursement and/or PPA Letter of Credit Disbursement (as the context requires).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit as of the Closing Date.
“Letter of Credit Expiry Date” means December 31, 2017, as extended from time to time pursuant to Section 2.03(d).
“Letter of Credit Exposure” means, with respect to any Letter of Credit Lender at any time, its DSR Letter of Credit Exposure or PPA Letter of Credit Exposure at such time.
“Letter of Credit Fees” means, collectively, the fees set forth in Section 2.10(b).

“Letter of Credit Lender” means a DSR Letter of Credit Lender or PPA Letter of Credit Lender (as the context requires).
“Letter of Credit Loans” means, a DSR Letter of Credit Loan and/or a PPA Letter of Credit Loan (as the context requires).
“Letter of Credit Maturity Date” means, in respect of a Letter of Credit, the earliest of (i) three years following any Letter of Credit Disbursement in respect of such Letter of Credit, (ii) two years following the Letter of Credit Expiry Date and (iii) the Tranche B Maturity Date.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.
“Lien” means, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, security interest or encumbrance of any kind in respect of such property of such Person. A Person shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such property.
“Loan Party” or “Loan Parties” means the Borrower and the Immediate Parent.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Major Maintenance Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Major Maintenance Contribution Amounts” has the meaning assigned to such term in the Collateral Agency Agreement.
“Material Adverse Effect” means an act, event or condition that has a material adverse effect on one or more of the following: (a) the ability of the Borrower to perform its material Obligations in accordance with their respective terms, (b) the enforceability, legality, validity or binding nature of any Financing Document or the rights or remedies of the Secured Parties thereunder, or (c) the business, condition (financial or otherwise), operations or a material portion of the property of the Borrower.
“Material Project Documents” means: (a) the Construction Contract, (b) the PPA, (c) the LGIA, (d) the Gas Contracts, and (e) the Approved Affiliate Contracts, and any replacement of any of the foregoing.
“Material Project Parties” means each party (other than the Borrower) to a Material Project Document and each guarantor or provider of security or credit support in respect thereof.
“Maturity Date” means the Tranche A Maturity Date, the Tranche B Maturity Date and the Letter of Credit Maturity Date (as the context requires).
“MBR Authority” means authorization by FERC pursuant to Section 205 of the FPA to sell electric energy, capacity and specified ancillary services at market-based rates, acceptance by FERC of applicable tariffs under Section 205 of the FPA, and receipt of regulatory waivers and blanket authorizations as are customarily granted by FERC to persons with market‑based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA.
“Minor Loss” means any Event of Damage or Event of Taking the restoration of which is reasonably estimated by the Borrower to cost less than $5,000,000.
“Mirant Marsh Landing Holdings” means Mirant Marsh Landing Holdings, LLC.
“Monthly Date” means the last Business Day of each calendar month, the first of which shall be the first such day after the Closing Date.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Negative Credit Event” has the meaning given to such term in the Equity Contribution Agreement.
“Net Available Amount” means:
(i)    in the case of any Project Document Claim, the aggregate amount received by the Borrower in respect of such Project Document Claim net of reasonable costs and expenses incurred by the Borrower in connection with the collection of such amount; and
(ii)    in the case of any Termination Payment, the aggregate amount received by the Borrower in respect of such Termination Payment, net of reasonable costs and expenses incurred by the Borrower in connection with the collection of such amount.
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.17(b)(ii).
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender.
“Non-Recourse Parties” has the meaning assigned to such term in Section 9.12.

“Note” has the meaning assigned to such term in Section 2.08(d).
“Notice of Issuance” means a request by the Borrower for an issuance of Letters of Credit in accordance with Section 2.03.
“Obligations” means all obligations and liabilities of any Loan Party arising under or in connection with a Financing Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter arising, in respect of: (i) the principal of and interest on all Loans, (ii) all amounts payable under any Permitted Swap Agreement, (iii) fees payable under any Financing Document, (iv) all other amounts payable by a Loan Party to any Agent, any Issuing Lender or any Lender pursuant any Financing Document, including any premium, reimbursements, damages, expenses, fees, costs, charges, disbursements, indemnities, and other liabilities (including all fees, charges, expenses and disbursements of counsel to any Agent, any Issuing Lender or any Lender) due and payable to any Agent, any Issuing Lender or any Lender and including interest that would accrue on any of the foregoing during the pendency of any bankruptcy or related proceeding with respect to a Loan Party and (v) the performance and observance of all of the covenants and agreements made by the Loan Party for the benefit of the Secured Parties under and in connection with any Financing Document.
“OFAC List” means any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list, or other list of Persons with whom United States Persons may not conduct business, including any list published and maintained by the Office of Foreign Assets Control of the United States Department of Treasury, the United States Department of Commerce, or the United States Department of State.
“Operating Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Operating Agreement” means, with respect to (a) the Borrower, the Amended and Restated Limited Liability Company Agreement of NRG Marsh Landing LLC, dated as of May 24, 2013 and executed by its sole member NRG Marsh Landing Holdings LLC and (b) the Immediate Parent, the Amended and Restated Limited Liability Company Agreement of NRG Marsh Landing Holdings LLC dated as of July 22, 2013 and executed by its sole member NRG Yield Operating LLC.
“Operating and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following: (a) general and administrative expenses of the Borrower plus (b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including capital expenditures, plus (c) insurance costs under the Insurance Program payable during such period plus (d) applicable sales and excise taxes (if any) payable or reimbursable by the Borrower during such period plus (e) property taxes payable by the Borrower during such period plus (f) any other direct taxes (if any) payable by the Borrower during such period plus (g) costs and fees attendant to the obtaining and maintaining in effect the Governmental Approvals payable during such period plus (h) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (i) any feesand expenses of the Secured Parties during such period not included in Debt Service plus (j) all other cash expenses payable by the Borrower in the ordinary course of business, but excluding amounts intended to satisfy the Borrower’s collateral posting requirements under the PPA.
“Operating Budget” means a budget covering a Fiscal Year of the Borrower (or in the case of the initial Operating Budget, covering the period from the Conversion Date to the end of the Borrower’s fiscal year) detailed by month, prepared by the Borrower and submitted in accordance with Section 5.20, covering (a) Operating and Maintenance Expenses and Debt Service expected to be incurred by the Borrower and (b) Project Revenues expected to be received by the Borrower in each case during the relevant fiscal year of the Borrower to which such budget applies.
“Original Term Loan Commitments” means the commitments of the Term Loan Lenders to make Term Loans hereunder prior to the Funding and Repricing Date.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document. For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.
“Outside Delivery Date” means December 31, 2013.
“Parent” means NRG Energy, Inc.
“Part A Approvals” has the meaning assigned to such term in Section 3.05(a).
“Part B Approvals” has the meaning assigned to such term in Section 3.05(b).
“Participant” has the meaning assigned to such term in Section 9.04(f).
“Participant Register” has the meaning assigned to such term in Section 9.04(f).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L.107‑56, signed into law October 26, 2001.
“Permitted Borrower Bank Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Permitted Bridge Indebtedness” means Insurance/Condemnation Proceeds Bridge Indebtedness, Carbon Dioxide Cost Bridge Indebtedness, Delay Damages Bridge Indebtedness and Permitted Swap Collateral Bridge Indebtedness.
“Permitted Bridge Prepayment Conditions” means the delivery by the Borrower of a certificate certifying that (i) no Default or Event of Default has occurred and is continuing, (ii) the relevant amounts received by the Borrower are required to be applied to the prepayment of Permitted Bridge Indebtedness pursuant to the terms thereof (and setting out in reasonable detail such amounts) and (iii) the proceeds of the relevant Permitted Bridge Indebtedness were applied (A) in the case of Insurance/Condemnation Proceeds Bridge Indebtedness, in accordance with the principles set forth in Section 5.19, (B) in the case of Carbon Dioxide Cost Bridge Indebtedness, in the manner required by the PPA to cover Carbon Dioxide Costs, (C) in the case of Delay Damages Bridge Indebtedness, for the payment of Delay Damages (as defined in the PPA) and (D) in the case of Permitted Swap Collateral Bridge Indebtedness, for the posting of collateral by the Borrower as required under any Permitted Swap Agreement, and, in the case of (B) and (C), the Independent Engineer has provided its concurrence with such certifications.
“Permitted Construction Account Distribution Amount” has the meaning given to such term in the Collateral Agency Agreement.
2    “Permitted Encumbrances” means, collectively, the following:
(a)    (i) Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation (other than ERISA), or (ii) Liens in favor of carriers, warehousemen, mechanics, materialmen and repairmen, in each case, arising in the ordinary course of business or incidental to the Development or any restoration;
(b)    easements, rights‑of‑way, licenses, restrictions (including zoning restrictions), minor imperfections in title and other similar encumbrances incurred in the ordinary course of business and encumbrances, easements, rights-of-way, licenses, restrictions on the use of property or minor imperfections in title that (i) do not interfere with the Development and (ii) that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;
(c)    Liens created pursuant to this Agreement and the Security Documents;
(d)    Liens created in connection with Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness; provided that such Liens attach only to the equipment or other property purchased or leased using such Indebtedness and the cost of such equipment or other property has not been funded as part of any Loan Commitment disbursed hereunder;
(e)    Liens created in connection with Indebtedness that is Senior Debt described in clause (b) or (c) of the definition thereof; provided, that the secured party in respect of such Lien executes such instruments necessary to become a party to the Collateral Agency Agreement;
(f)    Liens that are exceptions to the Title Policy as of the date of issuance of such Title Policy;
(g)    pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)    judgment Liens in existence for less than 60 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by adequate reserves, bonds or other security reasonably acceptable to the Administrative Agent or by insurance maintained with responsible insurance companies and that do not otherwise result in an Event of Default under Section 7.01(i);
(i)    Liens imposed by any Governmental Authority for taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Applicable Accounting Requirements shall have been set aside;
(j)    Liens that are contractual, common law or statutory rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower in the ordinary course of business;
(k)    statutory Liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof; and
(l)    extensions, renewals and replacements of any of the foregoing Liens to the extent and for so long as the Indebtedness or other obligations secured thereby remain outstanding.
3    “Permitted Indebtedness” means, collectively,
(a)    Senior Debt;
(b)    Indebtedness for the deferred purchase price of property or services, including trade accounts payable or purchase-money obligations, or capital lease obligations, in either case, incurred in the ordinary course of business and incurred in connection with the Development; provided that (i) Indebtedness for the deferred purchase price of property or services is not more than 60 days past due and (ii) such Indebtedness does not at any time exceed $10,000,000 in the aggregate;
(c)    Permitted Subordinated Debt;
(d)    trade or other similar indebtedness incurred in the ordinary course of business (but not for borrowed money) and (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;
(e)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; and

(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business.
“Permitted Investments” means: (a) marketable direct obligations of the United States of America; (b) marketable obligations directly and fully guaranteed as to interest and principal by the United States of America; (c) demand deposits with the Collateral Agent and any Issuing Lender, and time deposits, certificates of deposit and banker’s acceptances issued by an Acceptable Bank; (d) commercial paper or tax‑exempt obligations given one of the three highest ratings by S&P and Moody’s; (e) obligations of the Collateral Agent or any Issuing Lender meeting the requirements of clause (c) above or any other bank meeting the requirements of clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clauses (a) and (b) above, and the possession of such obligations shall be transferred to, and segregated from other obligations owned by the Collateral Agent or any Issuing Lender, or such other bank; (f) a money market fund or a qualified investment fund (including any such fund for which the Collateral Agent or any Issuing Lender or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long‑term ratings available from S&P and Moody’s; (g) Eurodollar certificates of deposit issued by the Collateral Agent or any Issuing Lender meeting the requirements of clause (c) above or any other bank meeting the requirements of clause (c) above; and (h) Permitted Swap Agreements. In no event shall any cash be invested in any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures more than 90 days after the date of investment, unless the Collateral Agent or any Issuing Lender or a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase hereunder. With respect to any rating requirement set forth above, if the relevant issuer is rated by either S&P or Moody’s, but not both, then only the rating of such rating agency shall be utilized for the purpose of this definition.
“Permitted Subordinated Debt” means (a) Indebtedness of the Borrower the rights of the holders of which with respect to payment and enforcement are subordinated to the rights of the Agents and the Lenders under the Financing Documents pursuant to a subordination agreement containing terms substantially in the form of Exhibit P and (b) Permitted Bridge Indebtedness.
“Permitted Swap Agreement” means any interest rate protection agreement (including any swap, cap or collar agreement or similar arrangement) between the Borrower and a Permitted Swap Counterparty entered into in accordance with the terms of Section 5.17.
“Permitted Swap Collateral Bridge Indebtedness” means Indebtedness of the Borrower incurred prior to the Initial Extension of Credit Date (a) the proceeds of which are used solely to finance the posting of collateral by the Borrower as required under any Permitted Swap Agreement, (b) that is payable to the Parent or any Subsidiary of the Parent, (c) that is mandatorily prepayable with the proceeds of any such collateral returned to the Borrower pursuant to the terms of such Permitted Swap Agreement, (d) that, unless paid with the proceeds of any such collateral returned to the Borrower pursuant to the terms of such Permitted Swap Agreement so long as the Permitted Bridge Prepayment Conditions have been satisfied, is subordinated to the Indebtedness of the Borrower under the Senior Debt on terms consistent with Exhibit P, and (e) the interest and fees in respect of which do not exceed the higher of (x) the weighted average of the interest and fees payable hereunder and (y) the weighted average of the interest and fees certified by the Borrower as being payable by the Parent under the Parent’s principal revolving credit facilities.
“Permitted Swap Counterparty” means (a) each Lender as of the Closing Date, (b) any United States commercial bank(s) or financial institution(s) or a United States branch of a foreign commercial bank(s) or financial institution(s) having a long-term unsecured senior debt rating of at least A3 or better by Moody’s, A- or better by S&P and A- or better by Fitch; provided that any such rating shall not be based solely on such bank’s or financial institution’s foreign currency rating at such time, or (c) any bank acceptable to the Borrower and the Required Lenders.
“Person” means any natural person, corporation, business trust, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PG&E” means Pacific Gas and Electric Company, or any successor entity performing similar functions.
“PG&E Indemnity” has the meaning given to such term in Section 5.03(b).
“Pledge Agreement” means the Pledge Agreement among the Immediate Parent, the Administrative Agent and the Collateral Agent.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained or contributed to or required to be contributed to by the Borrower or any ERISA Affiliate or to which the borrower or any ERISA Affiliate has any liability.
“Power Purchaser” means PG&E.
“PPA” or “Power Purchase Agreement” means the Power Purchase and Sale Agreement between PG&E and the Borrower, dated as of September 2, 2009, together with all schedules, exhibits and other appendices thereto, as amended, modified and supplemented from time to time, and any replacement thereof pursuant to Section 7.01(f), (g) or (o).
“PPA Issuing Lender” means The Royal Bank of Scotland plc and any other Lender designated as a PPA Issuing Lender pursuant to Section 2.03(k), in each case in its capacity as an issuer of PPA Letters of Credit hereunder, and its successors in such capacity which in each case shall be an Acceptable Bank.
“PPA Letter of Credit” means any letter of credit issued by any PPA Issuing Lender to the Power Purchaser, as beneficiary, pursuant to the Power Purchase Agreement and substantially in the form required pursuant to the PPA.
“PPA Letter of Credit Availability Period” means the period from and including the Letter of Credit Availability Date to but excluding the earlier of the Letter of Credit Expiry Date and the date of the termination of the PPA Letter of Credit Commitments pursuant to the terms of this Agreement.
“PPA Letter of Credit Commitment” means, with respect to each PPA Letter of Credit Lender, the commitment, if any, of such Lender to acquire participations in a PPA Letter of Credit, expressed as an amount representing the maximum aggregate amount that such Lender agrees to make available as its PPA Letter of Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each PPA Letter of Credit Lender’s PPA Letter of Credit Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its PPA Letter of Credit Commitment, as applicable. The initial aggregate amount of all the PPA Letter of Credit Lenders’ PPA Letter of Credit Commitments is $100,150,000. Each PPA Letter of Credit Lender’s PPA Letter of Credit Commitment shall be deemed to be used for purposes of Section 2.10(a) at the time of each issuance or increase in the face amount of such PPA Letter of Credit pursuant to Section 2.03 by an amount equal to the increase in such Lender’s PPA Letter of Credit Exposure at such time.
“PPA Letter of Credit Disbursement” means a payment made by any PPA Issuing Lender pursuant to a PPA Letter of Credit.
“PPA Letter of Credit Exposure” means, with respect to any Lender at any time, its Applicable Percentage at such time of the sum of (a) the aggregate undrawn amount of any PPA Letter of Credit at such time plus (b) the aggregate amount of all PPA Letter of Credit Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.
“PPA Letter of Credit Lender” means a Lender with a PPA Letter of Credit Commitment or, if the PPA Letter of Credit Commitments have terminated or expired, a Lender with any outstanding PPA Letter of Credit Loans or PPA Letter of Credit Exposure.
“PPA Letter of Credit Loan” means a Loan made by the PPA Letter of Credit Lenders in respect of a PPA Letter of Credit Disbursement pursuant to Section 2.03(h).
“Prepayment Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Prime Rate” means the rate of interest most recently published in the Money Rates section of  The Wall Street Journal from time to time as the Prime Rate in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Any change in such prime rate  shall take effect at the opening of business on the day specified in the public announcement of such change.
“Principal Payment Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“Project” means the approximately 760 MW natural gas‑fired turbine generator facility to be located near Antioch, California.
“Project Assets” means all Property of the Borrower including the Project, the Project Site, the Part A Approvals, the Part B Approvals and the Project Documents.
“Project Costs” means all costs, fees, taxes and expenses incurred or payable by the Borrower in connection with the development, construction, financing and completion of the Project as contemplated by (and consistent with) the Construction Budget, the Construction Schedule and the Project Documents, including, without limitation, the design, construction, testing, start-up and financing of the Project, Operating and Maintenance Expenses arising prior to the Conversion Date, Debt Service arising prior to the Conversion Date and other finance costs incurred and payable by the Borrower in connection with the Project on or prior to the Conversion Date.
“Project Document Claim” means any payment under the Construction Contract in respect of liquidated damages for performance or performance guarantees.
“Project Documents” means, the Material Project Documents to which the Borrower is a party and each other contract or agreement (including Additional Project Documents) entered into by the Borrower in the ordinary course of its business including, without limitation, contracts or agreements for legal, accounting, engineering, long term services, environmental consulting or other professional services in connection with the Development in accordance with the Transaction Documents.
“Project Party” means each Person (other than the Borrower, any Agent or any Lender) from time to time party to any Project Document.
“Project Revenues” means, for any period, all cash revenues (without duplication) received by the Borrower during such period from: (a) the sale of goods and services during such period; (b) all interest earned with respect to such period on Permitted Investments held in the Accounts; (c) the proceeds of any delay in start‑up or business interruption insurance and other payments received for interruption of operations or damage to the Project during such period (other than the proceeds of any Insurance/Condemnation Proceeds Bridge Indebtedness and Insurance Proceeds or Condemnation Proceeds arising from an Event of Damage or an Event of Taking, respectively); (d) the proceeds of any other Permitted Bridge Indebtedness and any Additional Equity Contributions; (e) net amounts received under any Permitted Swap Agreement; (f) payments for reimbursements of Carbon Dioxide Cost and interest thereon under the Large Generator Interconnection Agreement; (g) all funds remaining in the Construction Account after the Conversion Date; and (h) all other income or revenue, however earned or received, by the Borrower during such period including, without limitation, any tax refunds or liquidated damages (other than performance liquidated damages payable under the Construction Contract).
“Project Site” means the site upon which the Project, including any fixtures or civil works constructed in connection therewith, will be installed together with any other easements, licenses and other real property rights and interests of the Borrower required for the installation and operation of the Project.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Prudent Industry Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the independent gas-fired power generation industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. For the avoidance of doubt, “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the requirements or guidance of Governmental Authorities, applicable laws, applicable interconnection operating guidelines and rules, transmission provider rules and the requirements of insurers.
“PSA” means the Purchase and Sale Agreement between PG&E and Southern Energy Delta, LLC dated as of November 24, 1998, as amended from time to time.
“PUHCA” means the Public Utility Holding Company Act of 2005, as may be amended from time to time, and all implementing rules of FERC.
“Qualified Owner” means any Person (including any Person Controlled by such Person) that (a) is a past or present owner of one or more electric generating facilities that are of 500 MWs or more (a “Comparable Project”), (b) has substantial experience as an operator of a Comparable Project, or (c) has contracted for the operation of the Project by a Person meeting the requirements of clause (b) above.
“Quarterly Dates” means the last Business Day of March, June, September and December of each year, the first of which shall be the first such day after the Closing Date.
“RBC” means RBC Capital Markets.
“RBS” means RBS Securities Inc.
“Register” has the meaning assigned to such term in Section 9.04(c).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Replacement Letter of Credit Facility” means any credit facility entered into by the Borrower providing for the issuance of a letter of credit to replace, in whole or in part, any Letter of Credit; provided that (a) the Indebtedness under any such credit facility, together with the Letter of Credit Commitment in effect from time to time shall not exceed $150,600,000, (b) the Collateral Agency Agreement is entered into by or on behalf of the creditors under such credit facility, (c) the maturity date of such credit facility is no earlier than the Tranche B Maturity Date and (d) after giving effect to such Replacement Letter of Credit Facility the Debt Service Reserve Required Amount shall be satisfied.
“Required Lenders” means, at any time, Lenders having outstanding Loans, Letter of Credit Exposures and unused Commitments representing more than 50% of the sum of the total outstanding Loans, Letter of Credit Exposures and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having outstanding Loans, Letter of Credit Exposures and unused Commitments of such Class representing more than 50% of the total outstanding Loans, Letter of Credit Exposures and unused Commitments of such Class at such time. The Loans, Letter of Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Restricted Payment” means
(a)    all distributions by the Borrower (in cash, property or obligations) on, or other payments or distributions on the account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower, and
(b)    all payments (in cash, property or obligations) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to the Parent or any Affiliate of the Parent. For the avoidance of doubt, “Restricted Payments” does not include payments by the Borrower to any Affiliate of the Borrower pursuant to any Approved Affiliate Contract.
“Revenue Account” has the meaning assigned to such term in the Collateral Agency Agreement.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc., or any successor to the rating agency business thereof.
“Secured Parties” has the meaning given to such term in the Collateral Agency Agreement.
“Securities Account” means a “securities account” as that term is defined in Section 8‑501 of the UCC.
“Security Agreement” means the Security Agreement dated as of October 8, 2010, between the Borrower and the Collateral Agent.
“Security Documents” means the Deed of Trust, the Security Agreement, the Pledge Agreement, the Collateral Agency Agreement, any blocked account agreement in respect of the Operating Account with any local bank, the Consents to Assignment from the Material Project Parties and any other security agreement or instrument to be executed pursuant hereto or any Security Document.
“Senior Debt” means, collectively (a) obligations under this Agreement, (b) obligations under any Permitted Swap Agreement, and (c) Indebtedness under any Replacement Letter of Credit Facility.
“Services Agreement” means the Services Agreement dated as of October 8, 2010, between the Borrower and Mirant Energy Trading, LLC.
“Shared Facilities Agreement” means that Shared Facilities and Services Agreement to be entered into between Borrower and Mirant Delta, LLC.
“Special Facilities Agreement” means the Special Facilities Agreement to be entered into between PG&E and the Borrower.
“Statutory Reserve Rate” means, for any Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (referred to as “Eurodollar liabilities” in Regulation D of the Board as of the Closing Date). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subject Party” means (a) the Loan Parties, (b) the Power Purchaser and (c) prior to the end of the Term Loan Availability Period, the Contractor.
“Subsidiary” means for any Person, any corporation, limited liability company, partnership, or other entity of which at least a majority of the equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, limited liability company, partnership, or other entity (irrespective of whether or not at the time the equity interests of any other class or classes of such corporation, limited liability company, partnership, or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.
“Substantial Completion” has the meaning given to such term in the Construction Contract.
“Substantial Completion Delay Liquidated Damages” has the meaning given to such term in the Construction Contract.
“Survey” means a survey of the Project Site, dated no earlier than 90 days prior to the issuance of the Title Policy in form, scope and substance sufficient to cause the standard general survey exceptions to be deleted from the Title Policy and otherwise reasonably satisfactory to the Title Company and the Administrative Agent, and certified to the Title Company and the Administrative Agent by a form of certification reasonably acceptable to Administrative Agent.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings with respect to the Loans now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority and all interest, penalties or similar liabilities with respect thereto.
“Term Loan” refers to Tranche A Term Loans and/or Tranche B Term Loans (as the context requires).
“Term Loan Availability Period” means the period from and including the Initial Extension of Credit Date to (and including) the earliest of (a) the Conversion Date, (b) the Outside Delivery Date and (c) the date of the termination of the Term Loan Commitments pursuant to the terms of this Agreement.
“Term Loan Commitment” mean, with respect to each Term Loan Lender, such Term Loan Lender’s Tranche A Term Loan Commitment and/or Tranche B Term Loan Commitment (as the context requires).
“Term Loan Lender” means each Tranche A Term Loan Lender and each Tranche B Term Loan Lender (as the context requires).
“Term Loan Principal Payment Date” means each Quarterly Date set forth on Schedule 2.08.
“Termination Date” means the date on which (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all Letter of Credit Disbursements shall have been reimbursed and (c) all obligations to any Secured Party with respect to any Permitted Swap Agreement shall have terminated or expired.
“Termination Payment” shall have the meaning assigned to such term in the Power Purchase Agreement.
“Title Company” means Fidelity National Title Insurance Company.
“Title Policy” means the American Land Title Association 2006 Form extended coverage mortgagee’s policy of title insurance or such other form as is reasonably acceptable to the Administrative Agent or a binding marked commitment to issue such policy dated the date of recording of the Deed of Trust, issued by the Title Company, in the amount of $345,839,245 showing fee or easement title, as applicable, to the Project Site vested in Borrower insuring the validity and priority of the Lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the Deed of Trust, subject only to Permitted Encumbrances and other exceptions approved by the Required Lenders, and containing such endorsements and affirmative assurances as the Administrative Agent shall require and which are reasonably obtainable at a commercially reasonable cost from the Title Company in the State of California.
“Total Loss” means a total Condemnation, loss, destruction or damage affecting all or substantially all of the Project or Project Assets.
“Tranche A Maturity Date” means December 31, 2017.
“Tranche A Term Loan Commitment” means, with respect to each Tranche A Term Loan Lender, the commitment, if any, of such Tranche A Term Loan Lender to make Tranche A Term Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of the Tranche A Term Loans to be made by such Tranche A Term Loan Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Tranche A Term Loan Lender pursuant to Section 9.04. The initial amount of each Tranche A Term Loan Lender’s Tranche A Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Tranche A Term Loan Lender shall have assumed its Tranche A Term Loan Commitment, as applicable. The aggregate amount of all the Tranche A Term Loan Lender Tranche A Term Loan Commitments is $165,824,106.
“Tranche A Term Loan Lender” means a Lender with a Tranche A Term Loan Commitment or an outstanding Tranche A Term Loan.
“Tranche A Term Loans” refers to a Loan made by the Lenders pursuant to Sections 2.01(a)(i) and 2.01(a)(iii).
“Tranche B Maturity Date” means the earlier of (i) the last day of the first fiscal quarter following the 10th anniversary of the Conversion Date and (ii) December 31, 2023.
“Tranche B Term Loan Commitment” means, with respect to each Tranche B Term Loan Lender, the commitment, if any, of such Tranche B Term Loan Lender to make Tranche B Term Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of the Tranche B Term Loans to be made by such Tranche B Term Loan Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Tranche B Term Loan Lender pursuant to Section 9.04. The initial amount of each Tranche B Term Loan Lender’s Tranche B Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Tranche B Term Loan Lender shall have assumed its Tranche B Term Loan Commitment, as applicable. The aggregate amount of all the Tranche B Term Loan Lender Tranche B Term Loan Commitments is $368,523,750.
“Tranche B Term Loan Lender” means a Lender with a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.
“Tranche B Term Loans” refers to a Loan made by the Lenders pursuant to Sections 2.01(a)(ii) and 2.01(a)(iv).
“Transaction Document” means each of the Financing Documents and the Project Documents.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
“United States” means the United States of America.
“Unreallocated Portion” has the meaning given to such term in Section 2.18(d)(ii).
“Water Rights Agreement” means the Assignment of Water Rights Agreement to be entered into between Borrower and Mirant Delta, LLC.
“WestLB” means WestLB AG, New York Branch.
SECTION 1.02.    Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:
(a)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;
(b)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(c)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(d)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(e)    unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;
(f)    any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;
(g)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;
(h)    all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement; and
(i)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03.    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Applicable Accounting Requirements; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in the Applicable Accounting Requirements occurring after the Closing Date or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in the Applicable Accounting Requirements or in the application thereof, then such provision shall be interpreted on the basis of the Applicable Accounting Requirements as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II

THE CREDITS
SECTION 2.01.    Term Loan Facility.
(j)    Tranche A Term Loans and Tranche B Term Loans.
(i)    Subject to the terms and conditions set forth herein, and prior to the Funding and Repricing Date, each then applicable Tranche A Term Loan Lender made one or more Tranche A Term Loans in Dollars to the Borrower from time to time during the Term Loan Availability Period, but not more than twice in any month, and not to exceed fourteen (14) Borrowings of Tranche A Term Loans in any twelve (12) month period, in an aggregate principal amount that did not result in such Tranche A Term Loan Lender’s Tranche A Term Loans exceeding its then applicable Tranche A Term Loan Commitment.
(ii)    Subject to the terms and conditions set forth herein, and prior to the Funding and Repricing Date, each then applicable Tranche B Term Loan Lender made one or more Tranche B Term Loans in Dollars to the Borrower from time to time during the Term Loan Availability Period, but not more than twice in any month, and except for any Borrowing requested to pay amounts pursuant to Section 2.13(c), not to exceed fourteen (14) Borrowings of Tranche B Term Loans in any twelve (12) month period, in an aggregate principal amount that did not result in such Tranche B Term Loan Lender’s Tranche B Term Loans exceeding its then applicable Tranche B Term Loan Commitment.
(iii)    Subject to the terms and conditions set forth herein and in the First Amendment, each Incremental Tranche A Term Loan Lender severally agrees to make a single Tranche A Term Loan (an “Incremental Tranche A Term Loan”) to the Borrower on the Funding and Repricing Date in a principal amount not to exceed such Incremental Tranche A Term Loan Lender’s Incremental Tranche A Term Loan Commitment at such time and $10,824,106 in the aggregate for all Incremental Tranche A Term Loans.
(iv)    Subject to the terms and conditions set forth herein and in the First Amendment, each Incremental Tranche B Term Loan Lender severally agrees to make a single Tranche B Term Loan (an “Incremental Tranche B Term Loan”) to the Borrower on the Funding and Repricing Date in a principal amount not to exceed such Incremental Tranche B Term Loan Lender’s Incremental Tranche B Term Loan Commitment at such time and $23,523,750 in the aggregate for all Incremental Tranche B Term Loans.
(v)    Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.
(k)    Notice of Term Loan Borrowing. To request a Borrowing of Term Loans, the Borrower shall deliver an irrevocable written Borrowing Request in the form of Exhibit C‑1 signed by the Borrower to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such irrevocable written Borrowing Request by the Borrower shall specify the following information:
(i)    the aggregate amount of the Borrowing of Term Loans requested by the Borrower (which shall, for the avoidance of doubt, comprise a pro rata Borrowing of Tranche A Term Loans and Tranche B Term Loans) according to the amount of each Term Loan Lender’s respective Term Loan Commitment of such Class of Term Loans;
(ii)    the date of such Borrowing of Term Loans, which shall be a Business Day;
(iii)    whether such Borrowing of Term Loans is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period”.
(l)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Term Loan Lender of the details thereof and of the amount of such Lender’s Term Loans to be made as part of the requested Borrowing.
(m)    Failure to Elect. If no election as to the Type of a Borrowing of Term Loans is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the requested Borrowing shall be made as a Eurodollar Borrowing with an Interest Period ending on the next following Monthly Date occurring at least five Business Days thereafter.
SECTION 2.02.    [Reserved].
SECTION 2.03.    Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions set forth herein, the Borrower may request:
(i)    any DSR Issuing Lender to issue a DSR Letter of Credit at any time and from time to time during the DSR Letter of Credit Availability Period; and
(ii)    any PPA Issuing Lender to issue a PPA Letter of Credit at any time and from time to time during the PPA Letter of Credit Availability Period.
Any Letter of Credit issued hereunder shall constitute a utilization of the Commitments of the applicable Class in the amount of the face amount of such Letter of Credit.
(b)    Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit of any Class (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to an Issuing Lender of such Class selected by it and the Administrative Agent (within two Business Days of the requested date of issuance, amendment, renewal or extension) a Notice of Issuance in the form of Exhibit C‑2 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended in accordance with this Section, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day and shall comply with this Section), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section), the amount of such Letter of Credit and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. Each Letter of Credit shall provide for the automatic extension of the expiry date thereof, and such Issuing Lender shall give such notice if requested to do so by the Administrative Agent in a notice given not more than 60 days, but not less than 45 days, prior to the current expiry date of such Letter of Credit; provided that, unless all of the Lenders of the applicable Class agree, if any Letter of Credit is outstanding on the last day of the DSR Letter of Credit Availability Period or the
PPA Letter of Credit Availability Period, as applicable, the applicable Issuing Lender shall thereafter give such notice in accordance with the terms of such Letter of Credit. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)    Limitations on Amounts. A Letter of Credit of any Class shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each such Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the total Letter of Credit Exposures and Letter of Credit Loans of the applicable Class shall not exceed the total Commitments of such Class.
(d)    Expiration Date; Request for Extension of DSR Letter of Credit Availability Period and/or PPA Letter of Credit Availability Period. Each DSR Letter of Credit and PPA Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such DSR Letter of Credit or PPA Letter of Credit, as the case may be (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such DSR Letter of Credit or PPA Letter of Credit, as the case may be) and (ii) 5 Business Days prior to the Letter of Credit Expiry Date. Each Issuing Lender shall have the option, but not the obligation, to extend then-current DSR Letter of Credit Availability Period and/or PPA Letter of Credit Availability Period for one-year periods (to a date no later than the Tranche B Maturity Date) commencing on the second anniversary of the Conversion Date, upon the written request of the Borrower to extend the then-applicable Letter of Credit Expiry Date. In the case of an extension of a PPA Letter of Credit, to the extent that the applicable PPA Issuing Lender does not respond to any such request for extension from the Borrower within 30 days, the extension of the applicable Letter of Credit Expiry Date relating to such PPA Letter of Credit shall be deemed to have been accepted by such PPA Issuing Lender. In the case of an extension of a DSR Letter of Credit, to the extent that the applicable DSR Issuing Lender does not approve any such request for extension from the Borrower within 30 days, the applicable Letter of Credit Expiry Date relating to such DSR Letter of Credit shall not be extended.
(e)    Participations. By the issuance of any Letter of Credit of any Class (or an amendment to any Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Letter of Credit Lenders, such Issuing Lender hereby grants to each applicable Letter of Credit Lender, and each such Letter of Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Letter of Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Letter of Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of Commitments.
In consideration and in furtherance of the foregoing, each Letter of Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Issuing Lender, such Letter of Credit Lender’s Applicable Percentage of each Letter of Credit Disbursement made by such Issuing Lender on the Business Day following the Disbursement Date in respect of such Letter of Credit Disbursement. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Letter of Credit Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Letter of Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the applicable Letter of Credit Lenders.
(f)    Reimbursement Obligations Absolute. If any Issuing Lender shall make any Letter of Credit Disbursement in respect of any applicable Letter of Credit, the Borrower shall be absolutely, unconditionally and irrevocably obligated to reimburse such Letter of Credit Disbursement in accordance with this Agreement, which obligation shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of such Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under such Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by such Issuing Lender under such Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03(f), constitute a legal or equitable discharge of the obligations of the Borrower hereunder, provided that, in each case, payment by such Issuing Lender shall not have constituted gross negligence or willful misconduct on the part of such Issuing Lender as proven in a non-appealable judgment by a court of competent jurisdiction.
Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any applicable Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that, after paying in full its obligation to reimburse Letter of Credit Disbursements as provided in this Section, the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct as proven in a non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as proven in a non-appealable judgment by a court of competent jurisdiction on the part of an Issuing Lender:
(i)    such Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of an applicable Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;
(ii)    such Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iii)    this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under an applicable Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
(g)    Disbursement Procedures. An Issuing Lender for any applicable Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for an applicable Letter of Credit Disbursement under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for such Letter of Credit Disbursement and whether such Issuing Lender has made or will make such Letter of Credit Disbursement thereunder and the date (the “Disbursement Date”) such Letter of Credit Disbursement shall be (or was) made; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse (without duplication) such Issuing Lender and the Letter of Credit Lenders with respect to any such Letter of Credit Disbursement.
(h)    Letter of Credit Disbursement and Borrowing. If any Issuing Lender for any Letter of Credit of any Class shall make any Letter of Credit Disbursement, the Administrative Agent shall promptly notify each applicable Letter of Credit Lender of the applicable Disbursement Date, the amount of such Letter of Credit Disbursement, and the amount of such Letter of Credit Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Letter of Credit Loans, as of the applicable Disbursement Date, in an amount equal to such Letter of Credit Disbursement (without regard, in each case, to the conditions set forth in Section 4.01 or 4.03) and, without limitation of the obligations of the Letter of Credit Lenders pursuant to Section 2.03(e), such Letter of Credit Disbursement shall become a Letter of Credit Loan hereunder as of the applicable Disbursement Date, shall be repaid pursuant to Section 2.08(a)(iii) and shall be deemed to be a Borrowing hereunder on such day and bear interest in accordance with Section 2.11 from the applicable Disbursement Date. Each such Loan shall initially be made as an ABR Borrowing. Interest accrued pursuant to this paragraph and Section 2.11 shall be for account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any applicable Letter of Credit Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment. Amounts prepaid or repaid in respect of Letter of Credit Loans may be reborrowed.
(i)    Replacement of an Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement between the Borrower and the Administrative Agent. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) the maturity of the Loans has been accelerated upon the occurrence of an Event of Default or (ii) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent that the Required Lenders of any Class of Letters of Credit demand the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Collateral Agent, which account shall be a “securities account” (within the meaning of Section 8‑501 of the UCC as in effect in the State of New York), in the name of the Collateral Agent and for the benefit of the Lenders of the applicable Class, an amount in cash equal to the aggregate amount of all Letter of Credit Exposure of such Class as of such date (or any applicable amount required by Section 2.09) plus any accrued and unpaid interest thereon provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Section 7.01. Any deposit made pursuant to this Section 2.03(j) shall be held by the Collateral Agent as collateral for the Letter of Credit Exposure of the applicable Class under this Agreement and shall in the case of a Letter of Credit Disbursement in respect of any Letter of Credit of such Class be applied to the payment of the Borrower’s obligations in respect of the Loans arising as a result of such Letter of Credit Disbursement; provided that any failure or inability of the Collateral Agent or Administrative Agent for any reason to apply such amounts shall not in any manner relieve any Lender of its obligations under Section 2.03(e) or Section 2.03(h). For this purpose the Borrower hereby grants a security interest to the Collateral Agent for the benefit of the Issuing Lenders and the Letter of Credit Lenders in such collateral account and any financial assets (as defined in the UCC) or other property held therein.
(k)    Additional Issuing Lenders. From time to time, the Borrower may by notice to the Administrative Agent designate other Lenders (in addition to the “Issuing
Lenders” named in the relevant definitions thereof) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Lenders (which, for the avoidance of doubt, shall be an Acceptable Bank). Such designation shall be set forth in a written agreement among the Borrower, the Administrative Agent and such additional Issuing Lenders. The Administrative Agent shall notify the Lenders of any such designation. From and after the effective date of any such designation, (i) each additional Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such additional Issuing Lender.
SECTION 2.04.    Loans and Borrowings.
(a)    Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (and, upon payment by any Letter of Credit Lender of its obligation to acquire a participation under Section 2.03(e) in any Borrowing of a Loan pursuant to Section 2.03(h), such Letter of Credit Lender shall be deemed to be the direct holder of such Loan without any further actions). The failure of any Lender to make any Loan required to be made by it (or to make any payment under Section 2.03(e)) shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans (or to make any payment under Section 2.03(e)) as required.
(b)    Type of Loans. Subject to Section 2.12 and Section 2.03(h), each Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make or hold such Loan at such Lender’s applicable lending office; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. Each Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $500,000, provided that any Borrowing pursuant to Section 2.03(h) shall be in the amount of the related Letter of Credit Disbursement. Borrowings of more than one Class may be outstanding at the same time; provided that all Borrowings of any Class shall be of the same Type and there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
SECTION 2.05.    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, for deposit into (i) in the case of Term Loans (excluding the Incremental Term Loans), the Construction Account, (ii) in the event Letter of Credit Loans are made to finance the reimbursement of Letter of Credit Disbursements pursuant to Section 2.03(h), by promptly remitting such amounts to the relevant Issuing Lenders, in each case in accordance with the Collateral Agency Agreement and (iii) in the case of the Incremental Term Loans, the Distribution Account.
(b)    Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the same Class as the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.06.    Interest Elections.
(a)    Elections by the Borrower. Except as otherwise expressly provided herein, the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, in the case of a Borrowing under Section 2.03(h), as an ABR Borrowing) and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.01 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information:
(iv)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified in clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(v)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(vi)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(vii)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
(d)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor (or if any Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period therefor), then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with the same Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.
SECTION 2.07.    Termination and Reduction of the Commitments.
(a)    Scheduled Termination. Unless previously terminated, (i) the Original Term Loan Commitments shall terminate on the last day of the Term Loan Availability Period, (ii) the DSR Letter of Credit Commitments shall terminate on the last day of the DSR Letter of Credit Availability Period, (iii) the PPA Letter of Credit Commitments shall terminate on the last day of the PPA Letter of Credit Availability Period and (iv) the Incremental Term Loan Commitments shall terminate on the Funding and Repricing Date upon the making of the Incremental Term Loans.
(b)    Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that:
(viii)    each partial reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is at least $1,000,000;
(ix)    the Borrower shall not voluntarily terminate or reduce the DSR Letter of Credit Commitments if, (A) after giving effect to any concurrent prepayment of the DSR Letter of Credit Loans in accordance with Section 2.09, the total DSR Letter of Credit Exposures and DSR Letter of Credit Loans would exceed the total DSR Letter of Credit Commitments and (B) the Borrower has not demonstrated to the reasonable satisfaction of the Administrative Agent that (x) the reduced portion of the DSR Letter of Credit Commitments is not reasonably likely to be required to satisfy the Debt Service Reserve Required Amount or the Borrower otherwise has sufficient funds to fund the Debt Service Reserve Required Amount and (y) no Default or Event of Default would occur as a result of such termination or reduction;
(x)    the Borrower shall not voluntarily terminate or reduce the PPA Letter of Credit Commitments if, (A) after giving effect to any concurrent prepayment of the PPA Letter of Credit Loans in accordance with Section 2.09, the total PPA Letter of Credit Exposures and PPA Letter of Credit Loans would exceed the total PPA Letter of Credit Commitments and (B) the Borrower has not demonstrated to the reasonable satisfaction of the Administrative Agent that (x) the reduced portion of the PPA Letter of Credit Commitments is not reasonably likely to be required under the Power Purchase Agreement, or the Borrower otherwise has sufficient funds to fund the amounts required under the PPA and (y) no Default or Event of Default would occur as a result of such termination or reduction;
(xi)    the Borrower shall not voluntarily terminate or reduce the Term Loan Commitments if, after giving effect thereto, the Borrower has not demonstrated to the reasonable satisfaction of the Administrative Agent (in consultation with the Independent Engineer) that (x) the funds under the cancelled Term Loan Commitments are not necessary to achieve the Conversion Date by the Outside Delivery Date and (y) no Default or Event of Default would occur as a result of such termination or reduction; and
(xii)    notwithstanding the other provisions of this Section 2.07, the Borrower shall be permitted to voluntarily terminate or reduce the DSR Letter of Credit Commitments and the PPA Letter of Credit Commitments to the extent that replacement letters of credit meeting the requirements of the Debt Service Reserve Required Amount and Power Purchase Agreement (as applicable) are available to be issued under a Replacement Letter of Credit Facility.
(c)    Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.
(d)    Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.08.    Repayment of Loans; Evidence of Debt.
(a)    Repayment.
(xiii)    Tranche A Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Tranche A Term Loan Lenders the outstanding principal amount of the Tranche A Term Loans on each applicable Term Loan Principal Payment Date set forth on Schedule 2.08 in the aggregate principal amount relating to Tranche A Term Loans and set forth opposite such Term Loan Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section).
(xiv)    Tranche B Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Tranche B Term Loan Lenders the outstanding principal amount of the Tranche B Term Loans on each applicable Term Loan Principal Payment Date set forth on Schedule 2.08 in the aggregate principal amount relating to Tranche B Term Loans and set forth opposite such Term Loan Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section).
(xv)    Letter of Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Letter of Credit Lenders the outstanding principal amount of the Letter of Credit Loans on the Letter of Credit Maturity Date applicable thereto.
(b)    Adjustment to Amortization Schedule. If the initial aggregate amount of the Term Loan Commitments exceeds the aggregate principal amount of Term Loans that are outstanding on the Conversion Date, then the scheduled repayments of Term Loans to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. To the extent not previously paid, all Term Loans shall be due and payable on the respective Maturity Dates thereof.
(c)    Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed promptly by telecopy or other electronic transmission) of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such payment and (ii) in the case of a Eurodollar Borrowing, three Business Days before the scheduled date of such payment; provided that each payment of Borrowings of any Class shall be applied to pay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each repayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.
(d)    Evidence of Debt.
(v)    Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of the Borrower.
(vi)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”) substantially in the form of Exhibit B payable to such Lender in an amount equal to such Lender’s Loans evidencing the Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of the Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 9.04(b).
SECTION 2.09.    Prepayment of Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (other than any amounts payable under Section 2.14), subject to the requirements of this Section. Each partial prepayment of any Borrowing under this Section 2.09(a) shall be in an aggregate amount at least equal to $1,000,000 and an integral multiple of $500,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to such Borrowing). Prepayments pursuant to this Section 2.09(a) shall be applied (i) first to prepay any outstanding Letter of Credit Loans and (ii) second, to prepay pro rata against each Class of Term Loans and, within such Class of Loans, at the option and direction of the Borrower, either in inverse order of maturity or pro rata to the remaining installments thereof.
(b)    Mandatory Prepayments.
(vi)    The Borrower shall apply on each Monthly Date, ratably to the mandatory prepayment of the Letter of Credit Loans, if any, together with accrued interest thereon and any amount required by Section 2.14 (if applicable), the amount required to be applied to the prepayment of Letter of Credit Loans pursuant to Section 3.03(b)(iv) of the Collateral Agency Agreement.
(vii)    With respect to any Event of Damage or Event of Taking, the Borrower shall prepay the Loans then outstanding in accordance with and to the extent required by Section 5.19.
(viii)    On the Monthly Date immediately following the receipt by the Borrower (or the Collateral Agent on behalf of the Borrower) of the proceeds of any Project Document Claim, the Borrower shall prepay the Loans then outstanding in an aggregate amount equal to 100% of the Net Available Amount of such Project Document Claim; provided, however, that the Borrower shall not be required to so apply the proceeds of any Project Document Claim to the extent that the Borrower provides the Administrative Agent a certificate confirming that, when taking into account the non-prepayment of such Project Document Claim, it will satisfy a 12-month projected Debt Service Coverage Ratio of at least 1.40X and setting out its calculations thereof.
(ix)    Promptly following the receipt by the Borrower (or the Collateral Agent on behalf of the Borrower) of the proceeds of any Termination Payment, the Borrower shall prepay the Loans then outstanding in an aggregate amount equal to 100% of the Net Available Amount of such Termination Payment.
(x)    Promptly following the occurrence of any total Condemnation of all or materially all of the Project Assets, the Borrower shall prepay all the Loans then outstanding.
(xi)    Prepayments pursuant to this Section 2.09(b) shall be applied as follows:
first, to prepay any outstanding Letter of Credit Loans, and second, to ratably prepay any outstanding Term Loans.
provided that each prepayment of Borrowings of any Class shall be applied to prepay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class.
Each such prepayment of the Term Loans of any Class shall be applied pro rata against each Class of Term Loans and, within such Class of Term Loans, in the inverse order of maturity.
(c)    Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed promptly by telecopy or other electronic transmission) of any prepayment hereunder, not later than 2:00 p.m., New York City time, with respect to Loans bearing interest at the Adjusted LIBO Rate, three Business Days, and with respect to Loans bearing interest at the Alternate Base Rate one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any amount required by Section 2.14 and shall be applied in the manner specified in Section 2.08(c).
(d)    Permitted Swap Agreements. Any prepayment of Term Loans made pursuant to this Section 2.09 shall be made simultaneously with (i) the early termination of Permitted Swap Agreements to the extent that the aggregate notional amount under all such Permitted Swap Agreements would exceed the aggregate principal amount of the Term Loans outstanding after giving effect to such prepayment and (ii) payment by the Borrower of any amount payable by the Borrower under any such Permitted Swap Agreement as a result of such early termination, in each case in the manner set forth in Section 3.03(b)(v) of the Collateral Agency Agreement.
SECTION 2.10.    Fees.
(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender having Term Loan Commitments, a commitment fee, which shall accrue at a rate per annum equal to 0.75% on the average daily unused amount of each such Commitment of such Lender during the period from and including the Closing Date to but excluding the date each such Commitment terminates. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to the Commitments of any Class, a Lender’s Commitment of such Class shall be deemed to be used to the extent of such Lender’s outstanding Loans and such Lender’s Letter of Credit Exposure, without duplication, (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) of such Class.
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Letter of Credit Lender a participation fee with respect to its participations in Letters of Credit which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Tranche A Eurodollar Loans, on the average daily amount of such Letter of Credit Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such
Letter of Credit Lender’s Letter of Credit Commitment terminates and the date on which such Letter of Credit Lender ceases to have any Letter of Credit Exposure, (ii) to each Issuing Lender a letter of credit commitment fee (“Letter of Credit Commitment Fee”) which shall accrue at a rate per annum equal to 0.75% on the average daily unused amount of such Letter of Credit Lender’s Letter of Credit Commitment during the period from and including the Closing Date to but excluding the date each such Letter of Credit Commitment terminates, (iii) to each DSR Issuing Lender, an amendment fee of $300.00 for each amendment to a DSR Letter of Credit issued by such DSR Issuing Lender and (iv) such other fees in such amounts and payable as such times as may be separately agreed with the Borrower (including, for the avoidance of doubt, any fronting fees to the extent that an Issuing Lender fronts for Letter of Credit Lenders other than itself); provided that any such fees accruing after the date on which the applicable Class of Letter of Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand.
(c)    Lender and Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, and to the Collateral Agent and each Lender the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.
(d)    Payment of Fees. Accrued commitment fees, participation fees and Letter of Credit Commitment Fees shall be due and payable on each Quarterly Date, commencing on the first such date to occur after the Closing Date. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. All participation fees and Letter of Credit Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Fees paid shall not be refundable under any circumstances absent manifest error.
SECTION 2.11.    Interest.
(a)    ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)    Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest for the applicable Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period for such Borrowing plus the Applicable Margin.
(c)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate that would otherwise be applicable to such amount pursuant to this Agreement or, if no other rate is so specified herein, the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Payment of Interest. Accrued interest on each Loan of any Class shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12.    Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.13.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (except any such reserve requirement reflected in the Adjusted LIBO Rate) against assets of, deposits with or for account of, or credit extended by, any Lender or any Issuing Lender; or
(ii)    impose on any Lender or any Issuing Lender any other condition not otherwise contemplated hereunder affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (except, in each case, for capital requirements addressed in Section 2.13(b) and Taxes addressed in Section 2.15);
and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise) (except, in each case, for capital requirements addressed in Section 2.13(b) and Taxes addressed in Section 2.15), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Promptly after any Lender or any Issuing Lender has determined that it will make a request for increased compensation pursuant to this Section, such Lender or Issuing Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor;

provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. The loss to any Lender attributable to any such event shall be deemed to be the amount reasonably determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in Dollars from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.15.    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Financing Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Collateral Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make or shall cause to be made such deductions and (iii) the Borrower shall pay or shall cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes. In addition, the Borrower shall pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification. The Borrower shall indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent, each Lender and each Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts indemnified under Section 2.15(a)) paid by the Administrative Agent, the Collateral Agent, such Lender or such Issuing Lender, as the case may be, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The amount of such payment or liability and the denomination thereof as set forth in reasonable detail in a certificate delivered to the Borrower by the Collateral Agent, a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent, a Lender or an Issuing Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, acting reasonably.
(e)    Forms. Any Lender and each Issuing Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate (including IRS Form W‑8BEN, W-8ECI or W‑9 (or, in each case, any successor form and, in each case, attached to an IRS Form W‑8IMY if required) and, in the case of a person claiming an exemption under the “portfolio interest exemption,” a statement certifying (i) that it is not a 10‑percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, (ii) that it is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and (iii) that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code).
If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)    If the Borrower determines that a reasonable basis exists for contesting a Tax, the Administrative Agent, the Collateral Agent, any Lender and any Issuing Lender, as the case may be, shall cooperate with the Borrower in challenging such Tax at the Borrower’s expense; provided, however, that none of the Administrative Agent, the Collateral Agent, or any Lender shall be required to take any action hereunder which, in the discretion, exercised in good faith, of the Administrative Agent, the Collateral Agent, such Lender or such Issuing Lender, as the case may be, would cause the Administrative Agent, the Collateral Agent, such Lender or such Issuing Lender, as the case may be, or its applicable lending office to suffer an economic, legal or regulatory disadvantage it reasonably considers to be material.
(g)    If the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower, net of all of its out-of-pocket expenses (including Taxes with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender, as the case may be, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender, as the case may be, in the event the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender, as the case may be, is required to repay such refund to such Governmental Authority.
SECTION 2.16.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Letter of Credit Disbursements, or under Section 2.13, 2.14 or 2.15, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York city time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 600 Washington Blvd, Stamford, CT 06901 (payment instructions: The Royal Bank of Scotland PLC, CT; ABA/Routing No.: 026009580; SWIFT: ABNAUS33; Account Name: The Royal Bank of Scotland plc CT branch lending; Account No.: 486028642701; Reference: NRG Marsh Landing) except as otherwise expressly provided in the relevant Financing Document and except payments to be made directly to any Issuing Lender as expressly provided herein and payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of the Collateral Agency Agreement. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed Letter of Credit Disbursements, interest and fees then due hereunder, such funds shall be applied, in each case pro rata among the relevant Lenders according to the amounts of their respective Commitments, (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed Letter of Credit Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Letter of Credit Disbursements then due to such parties.
(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the relevant Lenders, each payment of a commitment fee under Section 2.10 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.07 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
(d)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Letter of Credit Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders pro rata in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or any Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(e), 2.05(b), 2.16(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.17.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall (i) file any certificate or document reasonably requested in writing by the Borrower and/or (ii) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (y) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. (%4) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations (including, without limitation, any participation under any letters of credit issued pursuant to Section 2.03) under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent and, to the extent such assignee is assuming any Letter of Credit Commitment, the Issuing Lenders of each applicable Class, which consent, in each case, shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in the elimination or a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.
(i)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right to replace such Non-Consenting Lender (unless such Non‑Consenting Lender grants such consent) by requiring such Non-Consenting Lender to assign its Loans and Commitments (in accordance with and subject to the restrictions contained in Section 9.04) to one or more assignees reasonably acceptable to the Administrative Agent (and, to the extent such assignee is assuming any Letter of Credit Commitment, the Issuing Lenders of each applicable Class); provided that (x) any such Non-Consenting Lender must be replaced with a Lender that grants the applicable consent, (y) all obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (z) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest and fees thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.
(iii)    Any Lender that has been replaced as a Lender pursuant to clause (b)(i) or (b)(ii) of this Section 2.17(b), and that is a party to a Permitted Swap Agreement shall use commercially reasonable efforts to promptly novate, assign and delegate, without recourse, all its interests, rights and obligations under such Permitted Swap Agreement to which it is party to the assignee replacing it as a Lender hereunder pursuant to this Section 2.17(b) or to another Lender or Affiliate thereof, which, in each case, shall be a Permitted Swap Counterparty.
SECTION 2.18.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);
(b)    the Loans, Letter of Credit Exposures and unused Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02);
(c)    if any Letter of Credit Exposure exists at the time a Letter of Credit Lender becomes a Defaulting Lender:
(i)    no Issuing Lender with respect to each Class of Commitment held by such Defaulting Lender shall be required to issue, amend or increase any Letter of Credit of such Class, unless any Letter of Credit Exposure that would result therefrom is fully covered or eliminated by any combination of the following (A) such Defaulting Lender’s Letter of Credit Exposure shall be reallocated, as to any outstanding and future Letters of Credit, as applicable, to the Non-Defaulting Lenders as provided in Section 2.18(d)(i) and (B) the Borrower shall within five Business Days following notice by the Administrative Agent cash collateralize only to the extent the Defaulting Lender is not the Issuing Lender for such Letter of Credit, such Defaulting Lender’s Letter of Credit Exposure in accordance with the procedures set forth in Section 2.03(j) in an amount at least equal to the aggregate amount of the Unreallocated Portion of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit will, subject to subclause (A) below, be on a pro rata basis in accordance with the Letter of Credit Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.16 shall be deemed adjusted to reflect this provision; provided, that (A) the sum of each Non-Defaulting Lender’s total Letter of Credit Exposure may not in any event exceed the Letter of Credit Commitments of such Non-Defaulting Lender, and (B) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such cash collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender; and
(ii)    the Borrower shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized pursuant to clause (i) above; and
(iii)    if any Defaulting Lender’s Letter of Credit Exposure is not cash collateralized or reallocated pursuant to clause (i) above, then, without prejudice to any rights or remedies of the Issuing Lenders hereunder, all participation fees payable pursuant to Section 2.10(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the relevant Issuing Lender until such Letter of Credit Exposure is cash collateralized or reallocated.
(d)    if a Letter of Credit Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to the reallocation of any outstanding Letter of Credit Exposure of such Defaulting Lender pursuant to Section 2.18(c)(i):
(i)    the Letter of Credit Exposure of each such Defaulting Lender shall be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Letter of Credit Commitments; provided, that (A) the sum of each Non-Defaulting Lender’s total Letter of Credit Exposure may not in any event exceed the Letter of Credit Commitments of such Non-Defaulting Lender, and (B) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such cash collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender; and
(ii)    to the extent that any portion (the “Unreallocated Portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot be so reallocated, the Borrower will, not later than five Business Days after notice by the Administrative Agent, cash collateralize only to the extent the Defaulting Lender is not the Issuing Lender for such Letter of Credit such Defaulting Lender’s Letter of Credit Exposure in accordance with the procedures set forth in Section 2.03(j), in an amount at least equal to the aggregate amount of the Unreallocated Portion of such Letter of Credit Exposure.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower makes the representations and warranties contained in this Article III to each Agent, the Issuing Lenders and the Lenders. Each such representation and warranty shall be deemed made as of the date hereof, on the Closing Date, the Funding and Repricing Date, the date of any Borrowing (excluding any Borrowing resulting from a Letter of
Credit Disbursement pursuant to Section 2.03(h)), and the date of each issuance of a Letter of Credit (except for the representations set forth in Sections 3.07 and 3.11, which shall be made only upon any issuance of a Letter of Credit as a condition to the Conversion Date, and not upon any issuance or amendment of a Letter of Credit after the Conversion Date).
SECTION 3.01.    Due Organization, Power and Authority Etc. The Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. The Borrower is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required by Applicable Law, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power and authority and legal right (i) to own its properties and conduct its business substantially as contemplated by the Material Project Documents and Financing Documents to which it is a party and (ii) to execute, deliver, and perform its obligations under each Transaction Document to which it is a party and to consummate each of the transactions contemplated herein and therein.
SECTION 3.02.    Authority and Enforceability. The execution, delivery, and performance of each Financing Document and each Material Project Document to which the Borrower is a party have been duly authorized by all necessary action on the part of the Borrower. Each Financing Document and each Material Project Document to which the Borrower is a party has been duly executed and delivered by the Borrower. Each Financing Document and each Material Project Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)
SECTION 3.03.    No Conflict. The execution, delivery and performance by the Borrower of each of the Financing Documents and Project Documents to which it is a party, and the performance of its obligations thereunder do not and will not (i) violate the articles of organization or other organizational documents of the Borrower, (ii) violate any provision of any Applicable Law, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, including any other Transaction Document, or (iv) result in or require the creation or imposition of any Lien of any nature (other than any Permitted Encumbrance) upon or with respect to any of the properties now owned or hereafter acquired by such Loan Party except, in the case of (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.04.    Title. At all times on and after the Initial Extension of Credit, the Borrower has good and marketable fee or easement title, as applicable to the Project Site to build, construct and operate the Project in accordance with the Transaction Documents, in each case free and clear of all Liens other than any Permitted Encumbrances and enjoys peaceful and undisturbed possession of all Properties that are necessary for the Development (subject to the rights of others with respect to easement properties and Permitted Encumbrances).
SECTION 3.05.    Approvals, Etc.
(f)    Schedule 3.05 constitutes a complete and accurate list of all material Governmental Approvals required on the part of each Loan Party and the Parent for the Development and for each Loan Party’s and the Parent’s execution, delivery, and performance of the Transaction Documents to which it is a party. As of the Closing Date, the Governmental Approvals set forth in Part A of Schedule 3.05 (the “Part A Approvals”) were duly obtained, in full force and effect, final and non-appealable and constituted all material Governmental Approvals that were required to be obtained as of the Closing Date for each Loan Party’s and the Parent’s execution, delivery, and performance of the Transaction Documents to which it is a party and for the Development.
(g)    All material Governmental Approvals required on the part of each Loan Party and the Parent for the Development but not required to be obtained as of the Closing Date in light of the status of the Development at such time, including information as to the filing of applications and the status thereof, are set forth in Part B of Schedule 3.05 (the “Part B Approvals”). Although the issuer of any such Governmental Approval has the discretion to issue or withhold such Governmental Approval, to the knowledge of the Borrower, as of the Closing Date, there existed no impediment that could reasonably be expected to have prevented the Loan Parties and the Parent from obtaining in due course and prior to the time the same is required each Part B Approval required on its part.
SECTION 3.06.    No Default or Event of Default, Event of Abandonment, Event of Damage, Event of Taking. No (i) Default or Event of Default, (ii) Event of Abandonment, or (iii) Event of Damage or Event of Taking has occurred and is continuing that, in the case of (iii) only, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.07.    Litigation, Etc. Except as set forth on Schedule 3.07, there are no actions, suits, proceedings, investigations or similar actions pending or, to the knowledge of the Borrower, threatened (in writing) against any Loan Party or any of the Project Assets, that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.08.    Compliance with Laws and Obligations. The Borrower is in compliance with all Applicable Laws except to the extent that non-compliance with such Applicable Laws could not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.
SECTION 3.09.    Environmental Laws. Except as set forth on Schedule 3.09, (a) the Borrower is in compliance with all applicable Environmental Laws, including any Governmental Approvals required under any Environmental Laws, except for any non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) there are no pending or, to the knowledge of the Borrower, any past or threatened Environmental Claims against the Project Assets or the Borrower that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) to the knowledge of the Borrower, Hazardous Substances have not at any time been used or released at, on, under, or from the Project, or the Project Site other than in compliance at all times with all applicable Environmental Laws or in a manner that could not reasonably be expected to give rise to liability under Environmental Laws, except to the extent that non-compliance with or liability under such Environmental Laws could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.10.    Project Documents. No event of force majeure under any Material Project Document has occurred and is continuing that has resulted in the suspension by any Material Project Party of any obligation that could reasonably be expected to cause the Conversion Date not to occur prior to the Outside Delivery Date, and (ii) and no other event has occurred and is continuing under any Material Project Document that has resulted in the cancellation or termination by any Material Project Party of its performance, or the excuse of any Material Project Party from liability for any material non-performance, under any Material Project Document to which it is a party in accordance with the terms thereof, in each case, to the extent that the applicable Material Project Document has not been replaced in the manner and within the applicable time period specified in Section 7.01(o).

SECTION 3.11.    Material Adverse Effect. No Material Adverse Effect has occurred and is continuing.
SECTION 3.12.    Regulations T, U and X. The Borrower is not engaged principally or as one its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” (as defined in Regulation U of the Board of Governors (12 C.F.R. 221) or to extend credit to others for such purpose and no part of the proceeds of the Loans will be used, whether immediate, incidental or ultimate, for the purpose of (i) buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors (12 C.F.R. 221) or to extend credit to others for such purpose, or (ii) buying or carrying or trading in any security under such circumstances as to involve the Borrower in a violation of Regulation X of the Board of Governors (12 C.F.R. 224) or to involve any broker or dealer in a violation of Regulation T of the Board of Governors (12 C.F.R. 220).
SECTION 3.13.    Information.
(a)    All written information concerning the Loan Parties and the Project provided by or on behalf of the Borrower and described on Schedule 3.13 (including as set forth in the Information Memorandum (other than the Base Case Projections, any report of the Independent Engineer, the Insurance Advisor or other statements, estimates, projections or other expressions or views as to future circumstances), as updated and supplemented as of the Closing Date and taken as a whole, was complete and correct in all material respects as of the Closing Date and, as of the Closing Date, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make such information not misleading in light of the circumstances under which furnished.
(b)    The Base Case Projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished to the Agents and the Lenders, it being understood that such Base Case Projections are not to be viewed as facts and are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that the Base Case Projections will be realized, that actual results may differ and such differences may be material.
SECTION 3.14.    Pari Passu. The Borrower’s obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of the Borrower, except for Permitted Indebtedness secured by Permitted Encumbrances.
SECTION 3.15.    Investment Company Status. The Borrower is not an “investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or an “investment advisor” within the meaning of the Investment Company Act of 1940.
SECTION 3.16.    Foreign Assets Control Regulations, Etc.
(c)    The use of the proceeds of the Loan by the Borrower will not violate the Trading with the Enemy Act, or any of the foreign assets control regulations of the United States Treasury Department (Title 31, Subtitle B, Chapter V of the US Code of Federal Regulations, as amended) or any enabling legislation or executive order relating thereto; and
(d)    Neither the Borrower nor, to the Borrower’s knowledge, any Affiliate of the Borrower (i) is a Person or entity described by or designated in any OFAC List or in the Anti-Terrorism Order, (ii) has engaged in dealings or transactions or is engaging in dealings or transactions with any such Persons or entities described by or designated in any OFAC List or in the Anti-Terrorism Order, or (iii) is in violation of the Anti-Terrorism Laws.
SECTION 3.17.    Security Documents. The Security Documents to which either Loan Party is a party that have been delivered on or prior to the date this representation is made are effective to create, as security for the Obligations, valid, enforceable, and, upon the filing of documents and instruments as set forth in the final sentence of this Section 3.17, perfected Liens in the Collateral, in favor of the Collateral Agent for the benefit of the Secured Parties, subject to no other Liens other than Permitted Encumbrances. The descriptions of the Collateral set forth in each Security Document are true, complete, and correct in all material respects and are adequate for the purpose of creating, attaching and perfecting the Liens in the Collateral granted or purported to be granted in favor of the Collateral Agent for the benefit of the Secured Parties under the Security Documents. All filings, registrations, recordings, notices, and other actions that are required by the Collateral Agent on or prior to the date this representation is made (including delivery to the Collateral Agent of the certificates, if any, evidencing the equity interests in the Borrower or otherwise giving the Collateral Agent control or possession of the Collateral) have been made or taken so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral purported to be covered thereby.
SECTION 3.18.    ERISA.
(a)    Except as would not individually or in the aggregate result in a Material Adverse Effect, (i) each Plan (if any) is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, (ii) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably likely to occur, (iii) no event, transaction or condition has occurred that has resulted in the imposition of any Lien under the Code or ERISA on any of the assets of the Borrower with respect to a Plan and (iv) for each Plan that is subject to the funding requirements of Section 412 of the Code, no failure to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code) whether or not waived, has occurred or is reasonably likely to occur.
(b)    Neither the Borrower or any ERISA Affiliate has incurred withdrawal liabilities or is subject to contingent withdrawal liability under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans, except as would not individually or in the aggregate have a Material Adverse Effect.
SECTION 3.19.    Labor Matters. No strike, lockout or other labor dispute in connection with the Project or the Borrower exists or, to the actual knowledge of the Borrower, is threatened, that could reasonably be expected to have a Material Adverse Effect.
SECTION 3.20.    Single-Purpose Entity. The Borrower has not conducted, and is not conducting, any business other than the Development and the performance of its obligations under the Financing Documents and the Project Documents to which it is a party and, in each case, activities related thereto.
SECTION 3.21.    Members and Membership Interests .
(a)    The only member of the Borrower is the Immediate Parent. The Collateral includes all of the equity interests in the Borrower.
(b)    All of the membership interests in the Borrower have been duly authorized and validly issued in accordance with its Operating Agreement and any other constitutive documents and are fully paid and non-assessable. The Borrower does not have outstanding any securities convertible into or exchangeable for any of its membership interests in or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any such membership interests (except as expressly provided for herein or in the Security Documents).
SECTION 3.22.    Deposit Accounts and Securities Accounts. Other than accounts permitted to exist under the Collateral Agency Agreement or as otherwise permitted under the Financing Documents, the Borrower has no Deposit Accounts or Securities Accounts.
ARTICLE IV

CONDITIONS
SECTION 4.01.    Conditions Precedent to the Closing Date and Initial Extension of Credit. Each condition precedent to the Closing Date and the obligations of the Lenders to make the initial Loans were satisfied (or waived in accordance with Section 9.02) on the Closing Date in accordance with the Existing Credit Agreement.
SECTION 4.02.    Conditions Precedent to the Funding and Repricing Date. The obligation of each Incremental Term Loan Lender to make an Incremental Term Loan on the Funding and Repricing Date is subject to the satisfaction or waiver (in accordance with Section 9.02) of each condition precedent set forth in Section 6 of the First Amendment.
SECTION 4.03.    Conditions Precedent to All Borrowings of Loans (other than on the Funding and Repricing Date). The obligation of each Lender to make any Loan pursuant to a Borrowing hereunder (excluding any Borrowing (i) resulting from a Letter of Credit Disbursement pursuant to Section 2.03(h) or (ii) on the Funding and Repricing Date, which shall be governed by the conditions precedent set forth in Section 6 of the First Amendment), is additionally subject to the receipt by the Administrative Agent of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which shall be satisfactory to the Administrative Agent (excluding any Borrowing resulting from a Letter of Credit Disbursement pursuant to Section 2.03(h)), in form and substance (unless waived in accordance with Section 9.02):
(a)    Borrowing Request. Delivery of a Borrowing Request to the Administrative Agent in accordance with Article II.
(b)    Representations and Warranties; No Default or Event of Default. (i) The representations and warranties of each Loan Party set forth in each Financing Document and intended to be brought down on such Borrowing pursuant to Article III shall be true and correct in all material respects on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), both immediately prior to the proposed Borrowing and after giving effect to such Borrowing and to the intended use thereof as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), and (ii) no Default or Event of Default has occurred and is continuing on such date or will result from such Borrowing.
(c)    Construction Drawdown Certificate; Construction Report; Independent Engineer Certificate. Delivery of a Construction Drawdown Certificate dated not less than five Business Days prior to the date of the proposed Borrowing in the form of Exhibit I, certified by an Authorized Officer of the Borrower with required attachments thereto, including a Construction Report and description of Project Costs incurred to date, together with a certificate of the Independent Engineer in the form of Exhibit J dated the date of the related Construction Drawdown Certificate.
(d)    Lien Waivers; Title Policy Endorsements. Consistent with the provisions of the Construction Contract in respect of (i) and (ii) below, (i) copies of  lien waivers executed by the Contractor in respect of all work completed as of the date of its current invoice (other than work in progress), in each case, in accordance with the requirements of the Construction Contract, (ii) evidence that the Contractor has received lien waivers in respect of all work completed as of the date of its current invoice (other than work in progress) from all of its major subcontractors, in each case, in accordance with the requirements of the Construction Contract, and (iii) an ALTA Form 122 down-date endorsement to the Title Policy and other such endorsements to the Title Policy relating to the continued priority of the Deed of Trust with respect to mechanics liens and other matters as reasonably requested by the Administrative Agent.
SECTION 4.04.    Conditions Precedent to Issuance of each Letter of Credit. The obligations of the Issuing Lenders to issue the Letters of Credit hereunder are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which shall be satisfactory to the Administrative Agent and the Issuing Lender in form and substance (unless waived in accordance with Section 9.02):
(h)    Notice of Issuance. Delivery of a Notice of Issuance to the Administrative Agent in accordance with Article II.
(i)    Conversion Date. All conditions precedent to the Conversion Date (except the posting of any letters of credit) shall have occurred.
(j)    Representations and Warranties; No Default or Event of Default. (i) The representations and warranties of each Loan Party set forth in each Financing Document and intended to be brought down on such issuance pursuant to Article III shall be true and correct in all material respects on and as of the date of such issuance (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), both immediately prior to the proposed issuance and after giving effect to such issuance and to the intended use thereof as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), and (ii) no Default or Event of Default has occurred and is continuing on such date or will result from such issuance.
SECTION 4.05.    Conversion Date. The “Conversion Date” means the date on which each of the following conditions shall have been satisfied or waived by the Administrative Agent; provided, that, if the Independent Engineer certification delivered as part of Section 4.05(a) or (b) has material qualifications, waiver shall be by the Required Lenders:
(e)    Physical Facilities Certificate. The Administrative Agent shall have received a certificate of the Borrower (together with a certificate of the Independent Engineer and all other attachments contemplated thereby), substantially in the form of Exhibit K.
(f)    Performance Certificate. The Administrative Agent shall have received a certificate of the Borrower (together with a certificate of the Independent Engineer and all other attachments contemplated thereby), substantially in the form of Exhibit L.
(g)    Legal Matters Certificate. The Administrative Agent shall have received a certificate of the Borrower substantially in the form of Exhibit M.
(h)    Accounts. The Debt Service Reserve Account shall be funded (either with cash or through a DSR Letter of Credit, an Acceptable Letter of Credit or a combination thereof) in an amount at least equal to the Debt Service Reserve Required Amount, in each case in accordance with the Collateral Agency Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with the Lenders, each Issuing Lender and the Agents that until the Termination Date:
SECTION 5.01.    Corporate Separateness; Etc.
(a)    The Borrower shall (i) preserve and maintain (A) its legal existence as a limited liability company in good standing under the laws of the State of Delaware and (B) except where failure to do so could not reasonably be expected to have a Material Adverse Effect, its qualifications to do business and its good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary and (ii) preserve and maintain all of its licenses, rights, privileges and franchises necessary for the Development, except in the case of this clause (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower shall (i) comply with all organizational formalities necessary to maintain its separate and distinct existence; (ii) conduct its business solely in its own name; (iii) maintain its assets, funds and transactions, including its bank accounts, separate from those of its Affiliates; and (iv) maintain full and complete financial statements separate from those of its Affiliates in accordance with Applicable Accounting Requirements.
SECTION 5.02.    Conduct of Business. The Borrower shall use commercially reasonable efforts to (i) cause the Project to be constructed and completed substantially in accordance with the Construction Contract and the other relevant Material Project Documents, Applicable Law and Prudent Industry Practice and (ii) achieve the Conversion Date by the Outside Delivery Date.
SECTION 5.03.    Compliance with Laws and Obligations.
(k)    The Borrower shall comply with, and ensure that the Project is operated in compliance with, all Applicable Laws, including but not limited to all Environmental Laws and reporting and other requirements under applicable CAISO rules applicable to it, except to the extent where the failure to do so by the Borrower or the Project, could not reasonably be expected to result in a Material Adverse Effect.
(l)    The Borrower shall (i) enforce against each Project Party each material covenant or obligation under each Project Document to which it is a party in accordance with the terms thereof and (ii) enforce the terms of the environmental remediation obligations set forth in Section 5.8 and Article 6 of the PSA (the “PG&E Indemnity”), except, in the case of each of clauses (i) and (ii), as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.    Governmental Approvals.
(i)    The Borrower shall obtain and maintain in full force and effect all material Governmental Approvals, including, without limitation, all Governmental Approvals set forth in Schedule 3.05 of this Agreement, necessary for the construction, operating and maintenance of the Project for the relevant stage of Development, except, where the failure to maintain such Governmental Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(j)    The Borrower shall (i) obtain its status as an EWG or another equivalently effective exemption from the “books and records” requirements of PUHCA (to the extent that such requirements of PUHCA remain in effect) and its MBR Authority, to the extent required by Applicable Law to perform its obligations and to charge and collect amounts payable under the PPA, in each case, no later than the Initial Delivery Date, or earlier as may be required by Applicable Law, and (ii) maintain its status as an EWG, or obtain and subsequently maintain another equivalently effective exemption from the “books and records” requirements of PUHCA (to the extent that such requirements of PUHCA remain in effect), and its MBR Authority, to the extent required by Applicable Law to perform it obligations and to charge and collect amounts payable under the PPA.
SECTION 5.05.    Maintenance of Title. At all times from and after the acquisition by the Borrower of the Project Site, the Borrower shall maintain good and marketable title to the Project Site and shall obtain, as and when required, pursuant to the Project Documents, and thereafter maintain at all times interests in the other Project Assets sufficient to operate the Project in accordance with the Project Documents and Prudent Industry Practices, and in each case, free and clear of liens other than Permitted Encumbrances. The Borrower shall not, prior to the filing of the Deed of Trust, permit any activity to be undertaken on or with respect to the Project which could give rise to a mechanics', materialmen's or other statutory lien on the Project Site or any portion thereof, including without limitation any lien arising under or described in Title 15 of the California Civil Code (Section 3083 et seq.).
SECTION 5.06.    Maintenance of Property; Insurance.
(e)    The Borrower shall operate, preserve, maintain and keep, or cause to be operated, maintained, preserved and kept, its Properties in good repair, working order and condition substantially in accordance with the Project Documents and Prudent Industry Practices (except in respect of any Event of Damage or Event of Taking, following which the Borrower is, to the extent permitted or required by the Financing Documents, attempting to restore, or has restored, the affected Project Asset).
(f)    The Borrower shall obtain and maintain (or cause to be obtained and maintained) the insurance required to be maintained pursuant to Appendix A.
SECTION 5.07.    Keeping of Books. The Borrower shall maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and the results of its operations (including the progress of the Project) in accordance with the Applicable Accounting Requirements, to the extent applicable.
SECTION 5.08.    Access to Records; Inspection Rights.
(f)    The Borrower shall permit (i) representatives and advisors of the Independent Engineer and the Administrative Agent to visit and inspect, in the presence of representatives of the Borrower, if requested by the Borrower, the Properties of the Borrower and, in the case of the Independent Engineer only, any performance tests and (ii) officers and designated representatives of the Administrative Agent to examine and make copies of the books, records and documents of the Borrower and to discuss the affairs, finances and accounts of the Borrower with the Borrower’s principal officers and independent accountants (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract) with the participation of the Borrower, in each case, with reasonable advance notice to the Borrower and during normal business hours of the Borrower.
(g)    The reasonable and documented costs and expenses of each such visit by the Independent Engineer and the Administrative Agent permitted hereby shall be borne by the Borrower.
SECTION 5.09.    Payment of Taxes, Etc. The Borrower shall pay and discharge all taxes (if any) imposed upon its income or profits or any of its Property prior to the date on which any penalties may attach, except those being disputed in good faith and against which the Borrower has established sufficient reserves.
SECTION 5.10.    Information and Reporting Requirements. The Borrower shall furnish to the Administrative Agent:
(e)    Financial Statements. (i)  Within 120 days after the end of each Fiscal Year of the Borrower, the audited financial statements of the Borrower and the Parent as of the end of such Fiscal Year and stating in comparative form the audited figures as of the end of and for the previous Fiscal Year, if available, prepared in accordance with Applicable Accounting Requirements, accompanied by an opinion of an independent public accounting firm of national standing, which opinion shall state that such financial statements fairly present, in all material respects, the financial condition and results of operations of the Borrower and Parent as at the end of and for such Fiscal Year in accordance with Applicable Accounting Requirements, and (ii) within 60 days after the end of each of the first three fiscal quarters of the Borrower and the Parent, the unaudited financial statements of the Borrower and the Parent as of the end of such quarter, prepared in accordance with Applicable Accounting Requirements and stating in comparative form the figures for the corresponding period in the previous Fiscal Year, certified by a Financial Officer of the Borrower and the Parent as fairly stating, in all material respects, the financial condition of the Borrower and the Parent (subject to year-end adjustments) as at the end of such period; in the case of each of clauses (i) and (ii) above, together with, in the case of the Borrower (A) commencing with the second complete quarterly fiscal quarter of the Borrower following the Conversion Date, a certificate of the Financial Officer of the Borrower setting forth the DSCR for the applicable period, and (B) a certificate of an Authorized Officer of the Borrower stating whether, to such Authorized Officer’s knowledge, any Default or Event of Default has occurred and is continuing (and, if any such Default or Event of Default shall have occurred and is continuing, a statement setting forth the nature thereof and the steps being taken by the Borrower to remedy the same); provided, however, that the obligations relating to the Parent’s financial statements under this paragraph shall apply only until the Conversion Date.
(f)    Operating and Construction Reports. (i) At all times after the Initial Delivery Date, as soon as available but in any event within 60 days after the end of each fiscal quarter, quarterly operating reports substantially in the form attached as Exhibit H and (ii) except to the extent that the Borrower has delivered a Construction Report within the previous 45 days pursuant to Section 4.03(c), within 15 Business Days following the end of each calendar quarter until the Conversion Date, a Construction Report prepared by Borrower and certified by the Borrower to be true and complete, on the progress of the Project and achievement of milestones as compared to the Construction Schedule and Construction Budget, including: (i) in the event of any material deviation from the Construction Schedule and the Construction Budget, the reason for such deviation and such other information reasonably requested by the Administrative Agent or the Independent Engineer in connection therewith; (ii) the status of any Governmental Approval by any Governmental Authority necessary for the Development which has not already been obtained, including the dates of applications submitted or to be submitted and the anticipated dates of actions by applicable Governmental Authorities with respect to such Governmental Approval; and (iii) an estimated date on which the Conversion Date shall be achieved.
(g)    Other. Upon the Administrative Agent’s reasonable request, such other data, certificates, reports, statements documents and further information regarding the business, assets, liabilities, financial condition, results of operation or business of the Borrower, in each case prepared by the Borrower in the ordinary course in connection with the Project.
Financial statements with respect to the Parent under Section 5.10(a) shall be required to be delivered only until the Conversion Date, and the applicable financial information for the Parent shall be delivered in the form and to the extent publicly filed. Upon receipt by the Administrative Agent of financial statements required to be delivered pursuant to Section 5.10(a) or (b), the Administrative Agent shall notify the Lenders thereof and such financial statements shall be provided to any Lender if such Lender requests a copy of such financial statements (which request may be in the form of a standing request).
SECTION 5.11.    Notices. The Borrower shall provide to the Administrative Agent and Independent Engineer, as applicable:
(a)    As soon as practicable and, in any event, within 10 Business Days after the Borrower obtains actual knowledge of any of the following, written notice of: (i) the occurrence of any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto, (ii) the occurrence of any Event of Damage or Event of Taking with respect to the Project in excess of $5,000,000 in value or any series of such events or circumstances during any 12‑month period in excess of $5,000,000 in value in the aggregate, (iii) any litigation or similar proceeding (including any Environmental Claim) affecting the Project, the Borrower or the Immediate Parent (A) in which the amount involved is in excess of $5,000,000 or (B) if non-monetary relief (including any alleged violation of or non-compliance with any Environmental Laws or any environmental Governmental Approval or any liability under any Environmental Laws) has resulted in or could reasonably be expected to have a Material Adverse Effect, (iv) any material dispute, litigation, investigation or proceeding (including any such proceeding that is expected to result in the rescission, termination, suspension or modification of any Part A Approval or Part B Approval), that may exist at any time between any Governmental Authority and either the Borrower or the Immediate Parent to the extent such dispute, litigation, investigation or proceeding involves the Project, (v) the occurrence of any force majeure event under any Project Document that could reasonably be expected to have a Material Adverse Effect, or (vi) the occurrence of any Forced Outage lasting for a period of more than 168 continuous hours;
(b)    Promptly after (i) delivery to a Material Project Party pursuant to a Material Project Document, copies of all notices and other documents relating to any material dispute, demand for liquidated damages, failure by such Project Party to perform any of its material covenants or obligations under such Material Project Document, termination of such Material Project Document or a force majeure event under such Material Project Document that could reasonably be expected to cause the Conversion Date not to occur by the Outside Delivery Date, and (ii) such documents become available, copies of all amendments of any Material Project Document (if not otherwise provided to the Administrative Agent under this Agreement) and all notices and other documents delivered to the Borrower by any Material Project Party relating to any material dispute, demand for liquidated damages, failure by the Borrower to perform any of its material covenants or obligations under any Material Project Document, termination of such Material Project Document or a force majeure event under such Material Project Document that could reasonably be expected to cause the Conversion Date not to occur by the Outside Delivery Date;
(c)    No later than 60 days after the end of each fiscal quarter, copies, certified by the Borrower to be true, complete and correct of each Part B Approval received by the Borrower during such fiscal quarter;
(d)    Promptly after issuance thereof, notice of issuance of each notice to proceed under the Construction Contract (and copies thereof), and promptly upon receipt thereof, copies of the “punch list” under the Construction Contract and any final “as built” drawings;
(e)    Promptly upon the occurrence thereof, notice of the “Effective Date” under the PPA and the Initial Delivery Date; and

(f)    No later than 5 Business Days prior to the expected occurrence thereof, notice of the expected date of Substantial Completion and each material performance test to be performed under the PPA and Construction Contract (and, following the performance thereof, the results of such tests).
SECTION 5.12.    Use of Proceeds.
(a)    The Borrower used the proceeds of the Term Loans prior to the Funding and Repricing Date solely to pay, or to reimburse the payment of, Project Costs.
(b)    The Borrower shall use the proceeds of the Letter of Credit Loans solely to reimburse the applicable Issuing Lender as contemplated by Section 2.03.
(c)    The Borrower shall use the proceeds of the Incremental Term Loans solely to fund a one-time Restricted Payment and may use such proceeds to pay fees, expenses and costs incurred in connection with the First Amendment.
SECTION 5.13.    Security. The Borrower shall from time to time and shall take or cause to be taken all action reasonably required to preserve and maintain the security interests (and the priority of such security interests) in the Collateral granted under the Security Documents. The Borrower shall execute, file and record or cause to be executed, filed and recorded any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) as reasonably requested by the Administrative Agent for such purpose, including the payment of all associated fees and other charges in connection therewith. The Borrower shall discharge any Lien (other than Permitted Encumbrances) on the Collateral to which it has an interest. The Borrower shall, within five Business Days of the Closing Date, deliver to the Collateral Agent the Assignment of Proceeds.
SECTION 5.14.    Further Assurances. The Borrower shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent all such instruments and documents as are necessary or appropriate to (i) cure any ambiguity or to correct or supplement any provision contained therein which is or appears to be inconsistent with any other provisions contained in such Financing Document or in any other Financing Document (including without limitation any administrative errors or omissions) and (ii) correct any typographical or other similar errors that do not modify the intended rights and obligations of the parties thereto.

SECTION 5.15.Gas Contracts and Approved Affiliate Contracts The Borrower shall enter into the Gas Interconnection and Supply Agreement, the Special Facilities Agreement and the Gas Services Agreement, in each case, no later than the time reasonably expected to be required in order to permit the Conversion Date to occur no later than the Outside Delivery Date and shall, in connection therewith, take commercially reasonable efforts to cause the counterparty thereto to execute a Consent to Assignment. The Borrower shall cause the counterparties to the Shared Facilities Agreement, Easement Agreement and Water Rights Agreement to execute a Consent to Assignment concurrently with or promptly following the execution of each such Material Project Document.

SECTION 5.16. Auditors. The Borrower shall appoint and maintain an independent certified accountant of recognized national standing, or otherwise reasonably acceptable to the Administrative Agent, to audit financial statements.
SECTION 5.17. Permitted Swap Agreements. No later than 30 Business Days after the Closing Date, the Borrower shall enter into, and at all times thereafter maintain in full force and effect, one or more Permitted Swap Agreements mitigating interest rate risks as to a notional principal amount at least equal to 75% but no more than 100% of the anticipated aggregate principal amount of the Term Loans projected to be outstanding on the Conversion Date. Such Permitted Swap Agreements shall be documented pursuant to customary International Swaps and Derivatives Association (ISDA) agreements, and shall be otherwise satisfactory in form and substance to the Administrative Agent, acting reasonably. The obligations of the Borrower to each counterparty to a Permitted Swap Agreement under such Permitted Swap Agreement shall be secured pari passu with the Loans pursuant to the Security Documents.
SECTION 5.18.    Accounts. The Borrower shall cause all Project Revenues received by the Borrower to be deposited into the Revenue Account in accordance with the Collateral Agency Agreement.
SECTION 5.19.    Insurance Proceeds and Condemnation Proceeds. All Insurance Proceeds and Condemnation Proceeds shall be applied as provided in this Section 5.19 and in accordance with the Collateral Agency Agreement.
(a)    The Borrower shall deposit into the Insurance/Condemnation Proceeds Account all Insurance Proceeds received following an Event of Damage and all Condemnation Proceeds received following an Event of Taking.
(b)    If the Insurance Proceeds or Condemnation Proceeds result from a loss that is not a Total Loss, to the extent that the Permitted Bridge Prepayment Conditions have been satisfied, such Insurance Proceeds and Condemnation Proceeds shall be deposited first, pursuant to Section 3.02(f) of the Collateral Agency Agreement, in the Principal Payment Account in amounts required to prepay the principal of and accrued interest on any applicable Insurance/Condemnation Proceeds Bridge Indebtedness, and any balance, if arising from a Minor Loss, shall be deposited into (i) the Construction Account if such proceeds are received on or prior to the Conversion Date and shall be applied by the Borrower in accordance with Section 3.02(a) of the Collateral Agency Agreement, or (ii) the Revenue Account in accordance with Section 3.02(e) of the Collateral Agency Agreement if such proceeds are received after the Conversion Date and shall be applied by the Borrower to restore or repair the Project, or, if (in the case of Condemnation Proceeds) the failure to restore or repair the Project would not reasonably be expected to have a Material Adverse Effect, for any purposes at the discretion of the Borrower otherwise consistent with Section 3.03(b) of the Collateral Agency Agreement.
(c)    If the Insurance Proceeds or Condemnation Proceeds result from a loss that is not a Minor Loss or a Total Loss and are not applied pursuant to Section 5.19(b) above, such proceeds shall be retained within the Insurance/Condemnation Proceeds
Account and used to restore or repair the Project if the Borrower certifies in form and substance reasonably satisfactory to the Administrative Agent (in consultation with the Independent Engineer) that no Event of Default (other than as a result of an Event of Taking or Event of Damage for which such proceeds have or will be paid) has occurred and is continuing or will occur as a result of such restoration or repair and that funds are available to meet the Borrower’s obligations under the Financing Documents while the Project is being restored or repaired. If any such proceeds remain in the Insurance/Condemnation Proceeds Account 18 months after the receipt thereof and are not reasonably expected to be applied within 6 months to satisfy contractual commitments entered into in connection with the restoration or repair of the Project, such remaining proceeds shall be used to prepay the principal amount of Loans pursuant to Section 2.09(b); provided, however, that no such prepayment shall be required if such remaining proceeds are in the amount of $5,000,000 or less. Any proceeds remaining in the Insurance/Condemnation Proceeds Account following the application of funds required above shall be deposited into (i) the Construction Account at any time on or prior to the Conversion Date or (ii) the Revenue Account at any time after the Conversion Date, in each case to be applied as set forth in the Collateral Agency Agreement.
(d)    If the Insurance Proceeds or Condemnation Proceeds result from a Total Loss, such Insurance Proceeds shall be used to prepay the principal amount of Loans pursuant to Section 2.09(b).
SECTION 5.19.    Operating Budget.
(a)    The Borrower shall, no later than 45 days after the Conversion Date and no later than 45 days before the commencement of each calendar year thereafter, submit a proposed annual Operating Budget with respect to such calendar year (or, in the case of the first Operating Budget in respect of the remaining portion of the calendar year) for the prior review and approval by the Administrative Agent (in consultation with the Independent Engineer), such approval not to be unreasonably withheld or delayed. In the event that, pursuant to the immediately preceding sentence, the Operating Budget is not approved by the Administrative Agent in consultation with the Independent Engineer (which approval shall not be unreasonably withheld or delayed) prior to commencement of the applicable calendar year or the Borrower has not submitted a proposed annual Operating Budget in accordance with the terms and conditions herein, the Project may continue to operate in accordance with the Operating Budget for the immediately preceding calendar year, as increased by 10% of the total Operating and Maintenance Expenses therein for so long as the annual Operating Budget for the operating year in question is not so approved by the Administrative Agent. Copies of each final Operating Budget adopted shall be furnished to the Independent Engineer and the Administrative Agent promptly upon its adoption.
(b)    Operating and Maintenance Expenses shall be made substantially in accordance with the Operating and Maintenance Expenses set forth in such Operating Budget. During any fiscal year in which an Operating Budget is in effect, the Borrower may, without the consent of the Administrative Agent, (i) pay Emergency Expenses or (ii) in addition to Emergency Expenses, expend any amount or incur any obligations for Operating and Maintenance Expenses during any calendar year in excess of the amount provided therefor in such Operating Budget so long as such expenditure or obligation (1) does not exceed by more than 10% the total amount of Operating and Maintenance Expenses set forth in such Operating Budget that are not recoverable by the Borrower from payments by the Power Purchaser under the Power Purchase Agreement or (2) is in respect of real property taxes, unbudgeted amounts required to be paid to comply with Applicable Law or insurance premiums.
(c)    The Borrower may from time to time adopt an amended Operating Budget for the remainder of any calendar year to which the amended Operating Budget applies, and such amended Operating Budget shall be effective as the Operating Budget for the remainder of such calendar year (i) upon the consent of the Administrative Agent to such amendment (in consultation with the Independent Engineer) or (ii) upon adoption of any amendment to the Operating Budget that implements any changes described in Section 5.20(a).
SECTION 5.21.    Updated Surveys and Title Policies.
(a)    The Borrower shall promptly, and in any event no later than 90 days following Final Completion, deliver to the Administrative Agent a survey of the Project Site certified to the Borrower, the Title Company and the Administrative Agent, updated, with respect to all relevant requirements and information required for the initial Survey, to a date within 90 days after Final Completion.
(b)    The Borrower shall promptly, and in any event no later than 90 days after Final Completion, cause the Title Company to deliver to the Administrative Agent an endorsement of the Title Policy deleting: (i) any exception in connection with pending disbursements; (ii) any exception with respect to recorded or unrecorded mechanics’ and materialmen’s liens; and (iii) any standard general survey exception.
ARTICLE VI

NEGATIVE COVENANTS
The Borrower covenants and agrees with the Lenders, each Issuing Lender and the Agents that until the Termination Date:
SECTION 6.01.    Fundamental Changes. The Borrower shall not (i) materially amend, modify in any respect or terminate, or agree to or permit any such material amendment, modification or termination of the Borrower’s articles of incorporation, certificate of formation, by-laws, operating agreement and/or limited liability company agreement except to the extent otherwise permitted by this Section 6.01, (ii) change its legal form, provided that the Borrower may convert its form to another Delaware entity if (A) the Immediate Parent shall grant a Lien to the Collateral Agent in the ownership interests in the Borrower pursuant to the Pledge Agreement or another pledge agreement having substantially similar terms and (B) such change of legal form would not result in a Default or Event of Default or a default under any Material Project Document that would reasonably be expected to have a Material Adverse Effect, (iii) enter into any transaction of merger or consolidation, (iv) change the nature of its business,

(v) liquidate, windup or dissolve itself or (vi) acquire all or any substantial part of the assets or any class of stock of (or other equity interest in) any other Person.
SECTION 6.02.    Subsidiaries. The Borrower shall not create, acquire or permit to exist any Subsidiaries.
SECTION 6.03.    Indebtedness; Guarantees. The Borrower shall not create, incur, assume or permit to exist or otherwise be or become liable with respect to any Indebtedness or any guarantees, other than Permitted Indebtedness and any guarantee that is Permitted Indebtedness or that is made pursuant to the Project Documents.
SECTION 6.04.    Liens, Etc. The Borrower shall not create, incur, assume or permit to exist any Lien upon or with respect to any of its properties, assets or revenues except for Permitted Encumbrances, and shall not consent to the Immediate Parent creating, incurring assuming or suffering to exist any Liens upon or with respect to the Pledged Collateral, except for Permitted Encumbrances.
SECTION 6.05.    Investments, Advances, Loans. The Borrower shall not make or instruct the Collateral Agent to make any Investments other than in the Project Assets and Permitted Investments.
SECTION 6.06.    Business Activities. The Borrower shall not engage at any time in any business other than the Development and any activities incidental thereto.
SECTION 6.07.    Restricted Payments. The Borrower shall not make any Restricted Payment, except (a) payments in respect of Permitted Bridge Indebtedness to the extent that the Permitted Bridge Prepayment Conditions have been satisfied, (b) payments from the Distribution Account; (c) payments comprising a Permitted Construction Account Distribution Amount, in each case as set forth in the Collateral Agency Agreement and to the extent that the following conditions have been satisfied (as certified by the Borrower) and (d) the Restricted Payment on the Funding and Repricing Date using the proceeds of the Incremental Term Loans:
(i)    no Default or Event of Default exists or would exist as a result of such Restricted Payment;
(ii)    the proposed date of the Restricted Payment is on, or no later than 60 Business Days after, a scheduled principal repayment date, in the case of payments from the Distribution Account;
(iii)    for distributions from the Distribution Account only, the Borrower provides the Administrative Agent a certificate confirming that it has satisfied a DSCR for the previous twelve month period (or in the first year following the Conversion Date, the period since the Conversion Date) of at least 1.20X and setting out its calculations thereof; and
(iv)    in the case of the distribution of any Permitted Construction Account Distribution Amount, the Borrower provides the Administrative Agent a certificate confirming that it will satisfy a 12-month projected DSCR of at least 1.20X and setting out its calculations thereof and attaching updated Base Case Projections satisfactory to the Administrative Agent taking into account the results of performance tests in connection with the achievement of the Initial Delivery Date.

SECTION 6.08.    Asset Dispositions. The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of the Project Assets in excess of $10,000,000 per year in the aggregate. Notwithstanding the foregoing, the Borrower shall be entitled to convey, sell, lease, transfer or otherwise dispose of (i) sales of capacity, energy and related services in accordance with the Project Documents and in the ordinary course of business; (ii) assets no longer used or useful in its business in the ordinary course of the Borrower’s business; (iii) Permitted Investments; and (iv) Restricted Payments permitted pursuant to Section 6.07 and payments in respect of Indebtedness expressly permitted to be made under the Financing Documents.
SECTION 6.09.    Accounting Changes. The Borrower shall not change its Fiscal Year or make any other significant change in accounting treatment and reporting practices except as required or permitted by Applicable Accounting Requirements or Applicable Law.
SECTION 6.10.    Change Orders; Amendments to Project Documents. The Borrower shall not:
(a)    without the prior written consent of the Required Lenders (in consultation with the Independent Engineer) enter into any Change Order; provided, that, the Borrower may, without the consent of the Required Lenders, enter into any Change Order, if the Borrower certifies to the Administrative Agent that:
(i)    any related changes to the amounts payable under the Construction Contract (A) will be funded with Additional Equity Contributions, Permitted Subordinated Debt, insurance proceeds, liquidated damages or condemnation proceeds, in each case to the extent actually received by Borrower or funded through the proceeds of Permitted Bridge Indebtedness and permitted to be so applied pursuant to the Financing Documents or (B) will have a value below $10,000,000 individually or $30,000,000 in the aggregate, and
(ii)    after giving effect to such Change Order, the Conversion Date is reasonably expected to occur on or prior to the Outside Delivery Date.
To the extent the Borrower enters into any such Change Order or agrees to any such payment, the Construction Budget and the Construction Schedule shall be revised to reflect the terms of such Change Order or payment;
(b)    materially amend, modify or supplement in any respect or terminate, or agree to or permit any such amendment, modification, supplement or termination of, or grant any waiver of material and timely performance of, or agree to the assignment of the rights or obligations of any Project Party to, any Material Project Document except:
(i)    in the case of any amendment to or modification of the Construction Contract, such amendment or modification is adopted in compliance with the requirements described in Section 6.10(a);
(ii)    any amendment, modification or waiver permitted pursuant to the provisions described in Section 6.10(e); or
(iii)    (x) in the case of the PPA or the Construction Contract (except to the extent covered by (i) above), the Large Generator Interconnection Agreement or the Gas Contracts, the Required Lenders shall have provided their consent (not to be unreasonably withheld or delayed), (y) in the case of the Large Generator Interconnection Agreement or any Gas Contract, as may be required by Applicable Law, or (z) in the case of each other Material Project Document, the Borrower certifies to the Administrative Agent and the Lenders that such amendment, modification, waiver, termination or assignment, could not reasonably be expected to have a Material Adverse Effect;
(c)    except pursuant to the Security Documents or the assignment of the Gas Services Agreement to PG&E pursuant to the terms of the PPA, assign any of its rights or obligations under any Material Project Document;
(d)    enter into any Additional Project Document without (i) the prior approval of the Administrative Agent (not to be unreasonably withheld or delayed) in consultation with the Independent Engineer and (ii) delivery of such Ancillary Documents relating to such Additional Project Document as the Administrative Agent may reasonably request; provided, that, except in the case of any replacement PPA or replacement Construction Contract pursuant to Section 7.01(o), the Borrower shall be required to use only commercially reasonable efforts to obtain a consent and agreement from each Project Party under such Additional Project Document and any other Person guaranteeing or otherwise supporting such Project Party’s obligations under such Additional Project Document; and
(e)    permit any Project Party to a Material Project Document, to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such Project Party’s obligations thereunder (except if such permission could not reasonably be expected to have a Material Adverse Effect), except to the extent that such counterparty is permitted to do so without the consent of the Borrower under the express terms of such Material Project Document.
Promptly after the execution and delivery of any of the following, the Borrower shall furnish the Administrative Agent with certified copies of, as applicable, (i) all material amendments, modifications or supplements of any Project Document and (ii) all Additional Project Documents.
SECTION 6.11.    Transactions with Affiliates. The Borrower shall not directly or indirectly enter into any transaction with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate), except (i) any tax sharing agreements with Affiliates disclosed prior to the Closing Date, (ii) upon terms disclosed to the Administrative Agent and no less favorable to the Borrower than would be obtained in a comparable transaction with a Person that is not an Affiliate or (iii) the Borrower PSA, the Easement Agreement, the Shared Facilities Agreement, the Water Rights Agreement, the Services Agreement and the Administrative Services Agreement (the “Approved Affiliate Contracts”).
SECTION 6.12.    Accounts. The Borrower shall not, maintain any bank accounts other than (a) the Accounts and the Permitted Borrower Bank Account and (b) until December 8, 2010 only, Account No. 4426939162 at Bank of America, N.A., to the extent that such account has no greater than $200,000 on deposit or credited to it at any time.
SECTION 6.13.    Acceptance. The Borrower shall not approve the results of any performance test under the Construction Contract or issue any certificate acknowledging, or otherwise declare the occurrence of, Substantial Completion or Final Completion of the Project or the Initial Delivery Date without the confirmation of the Independent Engineer that the Project has met or exceeded the respective criteria required thereof.
SECTION 6.14.    Hedging Agreements. The Borrower shall not enter into any Hedging Agreements except Permitted Swap Agreements.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01.    Events of Default. Each of the following events shall constitute an “Event of Default”:
(a)    Borrower Payments. The Borrower shall fail to pay when due: (i) any principal of any Loan or reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due at a date fixed for prepayment thereof, at a date fixed for prepayment thereof, or otherwise; or (ii) (A) any interest on any Loan or any fee payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 3 Business Days or (B) any other amount (other than an amount referred to in clause (i) or (ii)(A) of this Section 7.01(a)) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 3 Business Days; or
(b)    Contingent Equity Contribution. The Parent shall fail to pay when due any Contingent Equity Contribution pursuant to the Equity Contribution Agreement (whether directly or through a drawing on the Contingent Equity LC) and such failure shall continue unremedied for a period of 3 Business Days after the date on which payment of a corresponding amount was due under the Equity Contribution Agreement; or

(c)    Misrepresentation. Any representation or warranty made by either Loan Party or the Parent in this Agreement or any other Financing Document, or in any certificate furnished to any Secured Party by or on behalf of either Loan Party or the Parent in accordance with the terms hereof and thereof, shall prove to have been false or misleading in any material respect as of the time made, confirmed or furnished; provided that such misrepresentation or such false statement shall not constitute an Event of Default if such condition or circumstance is (i) subject to cure and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement within 30 days after the Administrative Agent giving written notice thereof to such Loan Party or the Parent; or
(d)    Covenants. (i) The Borrower shall fail to observe or perform any covenant or agreement contained in (A) clause (a) of Section 5.01 or (B) Article VI or (ii) any Loan Party or the Parent shall fail to observe or perform any other covenant or agreement under the Financing Documents, and in each case such failure shall continue unremedied for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent or any Lender and (ii) either Loan Party or the Parent having knowledge thereof; provided, that, if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of 60 days so long as (x) such Default is subject to cure, and (y) the Loan Party or the Parent, as applicable, is diligently pursuing a cure; or
(e)    Indebtedness. (i) Either Loan Party defaults in any payment when due of principal of, or interest on, or premium or make-whole amount in respect of, any Indebtedness of such Loan Party (other than Indebtedness under the Financing Documents) that is outstanding in the aggregate principal amount (or notional principal amount) in excess of $10,000,000 and such default continues beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was evidenced or created, or (ii) either Loan Party defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness in the amounts set forth in clause (i) or contained in any instrument or agreement evidencing, securing or relating to such Indebtedness, beyond the period of grace, if any provided therein, or any other event occurs or condition exists, the effect of which default or other event or condition described in this clause (ii) is to cause such Indebtedness to become due (whether by redemption, purchase, offer to purchase, or otherwise) prior to its stated maturity or to realize upon any collateral given as security therefor; or
(f)    Involuntary Proceeding. There shall be commenced against any Subject Party in a court of competent jurisdiction (i) any case or other proceeding of a nature referred to in clause (g) of this Section 7.01 that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains unstayed, undismissed or undischarged for a period of 90 days, or (ii) any case or other proceeding seeking issuance of a warrant of attachment, execution, distraint or similar process against all or, any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed within 90 days from the entry; provided that, no Event of Default shall occur as a result of such circumstance in respect of the Power Purchaser or the Contractor to the extent that the Borrower shall have entered into a replacement Material Project Document with an alternative Material Project Party on the terms and within the applicable time period set forth in Section 7.01(o); or
(g)    Voluntary Proceeding. Any Subject Party shall (i) commence any case or other proceeding or file any petition (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, receivership or similar law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or substantial part of its assets or (B) seeking or applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or other similar official for it or for all or any substantial part of its assets, shall make a general assignment for the benefit of its creditors, (ii) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (including any failure to contest), any of the acts set forth in clause (i) above or clause (f) of this Section 7.01, (iii) make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors or (iv) take any corporate or partnership action for the purpose of effecting any of the foregoing; provided that, no Event of Default shall occur as a result of such circumstance in respect of the Power Purchaser or the Contractor to the extent that the Borrower shall have entered into a replacement Material Project Document with an alternative Material Project Party on the terms and within the applicable time period set forth in Section 7.01(o); or
(h)    Inability to Pay Debts when Due. Any Subject Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided that, no Event of Default shall occur as a result of such circumstance in respect of the Power Purchaser or the Contractor to the extent that the Borrower shall have entered into a replacement Material Project Document with an alternative Material Project Party on the terms and within the applicable time period set forth in Section 7.01(o); or
(i)    Judgments. Any final non-appealable judgment or order for (i) (A) the payment of money in excess of $10,000,000 in the aggregate shall be rendered against either Loan Party or (B) providing non-monetary relief that has had or could reasonably be expected to have a Material Adverse Effect, and (ii) such judgment or judgments have not been discharged, bonded, dismissed or stayed within 60 days of the date of entry of any such judgment; or
(j)    Liens. Any Security Document (i) ceases to be in full force and effect, except in accordance with its terms, or ceases to be effective to grant a first priority perfected Lien in favor of the Collateral Agent subject to Permitted Encumbrances on the Collateral described therein (other than an immaterial portion thereof), other than in accordance with the terms of such Security Document or as a result of actions or failure to act by the Collateral Agent, the Administrative Agent or any Lender; or
(k)    ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) any Plan is terminated, (iii) a trustee has been appointed to administer or terminate any Plan, (iv) the aggregate “amount of unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (v) a Lien under the Code or ERISA is imposed on the assets of the Borrower on account of any Plan, (vi) a “reportable event” (within the meaning of Section 4043(c) of ERISA occurs, or (vii) the Borrower incurs any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, and any such event or events described in clauses (i) through (vii) above, either individually or together with any other such event or events, would result in a Material Adverse Effect; or
(l)    Change of Control. Any Change of Control shall occur; or
(m)    Conversion Date. The Conversion Date shall not have occurred on or prior to the Outside Delivery Date; or
(n)    Financing Documents. Any Financing Document or any material provision of any Financing Document (i) is declared in a final non‑appealable judgment by a court of competent jurisdiction to be illegal or unenforceable, (ii) ceases to be valid and binding or in full force and effect or is materially impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)) or (iii) is terminated or repudiated in writing by any party other than a Lender or an Agent; or
(o)    Material Project Documents. (i) any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially impaired (in each case, except in connection with its expiration for reasons other than any default thereunder) or (ii) the Borrower or any Material Project Party shall default in any material respect in the performance or observance of any covenant or agreement contained in any Material Project Document to which it is a party, and such default has continued beyond any applicable grace period specified therein; provided, that, if the default under clause (ii) above is by a Material Project Party, it shall not give rise to an Event of Default if (1) within (A) 30 days for the PPA, (B) 90 days for the Construction Contract and (C) 120 days for each other Material Project Document, of such default, the Borrower replaces such Material Project Document with a replacement agreement (x) substantially identical to or (y) in form and substance reasonably satisfactory to the Required Lenders, with a party of comparable or better standing in the applicable industry, and the Borrower causes such replacement agreement to become subject to the Lien granted in favor of the Secured Parties under the Security Documents and, if applicable, delivers or causes to be delivered all Ancillary Documents requested by the Administrative Agent with respect to such replacement contract and (2) during the applicable periods mentioned above with respect to the PPA, Construction Contract and each other Material Project Documents, there is no material impairment in the value of the Collateral or the Liens created therein in favor of the Collateral Agent for the benefit of the Secured Parties (other than as a result of the default under such Material Project Document).
SECTION 7.02.    Remedies. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default with respect to the Borrower described in clause (f) or (g) of Section 7.01), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately; and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and the Borrower shall deposit cash collateral in respect of all or any portion of the Letter of Credit Exposure of each Class pursuant to Section 2.03(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of Section 7.01, the Term Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower, shall automatically become due and payable, and cash collateral pursuant to Section 2.03(j) shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be, subject to the terms of the Collateral Agency Agreement, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Financing Documents to which it is a party or any applicable law.
ARTICLE VIII

THE AGENTS
SECTION 8.01.    Appointment. Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints the Collateral Agent and the Depositary Bank (in accordance with the terms of the Collateral Agency Agreement), and each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints the Administrative Agent, to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
SECTION 8.02.    Other Business. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with either Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.    Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Financing Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct as proven in a non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by either Loan Party or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04.    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05.    Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06.    Resignation. The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a Lender with an office in the United States, an Affiliate of a Lender or a financial institution with an office in the United States having a combined capital and surplus that is not less than $500,000,000, provided that if the Administrative Agent is resigning, the retiring Administrative Agent’s resignation shall nevertheless become effective upon such 30 days’ notice and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
SECTION 8.07.    Lender Acknowledgments. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01.    Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including facsimile) and (ii) sent by facsimile or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified in below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(e)	Borrower: NRG Marsh Landing LLC 211 Carnegie Center
Princeton, NJ 08540
Attn: G. Gary Garcia
Tel: 609-524-5366
Fax: 609-524-4640
Email: gary.garcia@nrgenergy.com

with a copy to:

NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Attn: General Counsel
Tel: 609-524-4598
Fax: 609-524-4589
Email: david.hill@nrgenergy.com

(f)	Administrative Agent: The Royal Bank of Scotland plc, as Administrative Agent 600 Washington Boulevard
Stamford, CT 06901
Attn:  Simon Mockford, Managing Director, TPM, Power & Infrastructure Finance
Tel: 203-897-3719
Fax: 203-873-3365
Email: simon.mockford@rbs.com

with a copy to:

The Royal Bank of Scotland plc,
as Administrative Agent
600 Washington Boulevard
Stamford, CT 06901
Attn:  Yolette Salnave
Tel: 203-897-7652
Fax: 203-873-5300
Email: yolette.salnave@rbs.com

(g)    If to any Issuing Lender, as notified by such Issuing Lender to the Administrative Agent and the Loan Parties.
(h)    If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(i)    Collateral Agent and Depositary Bank:
Deutsche Bank Trust Company Americas
60 Wall Street
MS: NY 60-1623
New York, NY 10005
Attn: Project Finance Account Manager / NRG Marsh Landing
Fax: 732-578-4636
Email: li.jiang@db.com

All notices and communications shall be effective when received by the addressee thereof during business hours on a business day in such Person’s location as indicated by such Person’s address in paragraphs (a) to (e) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.
SECTION 9.02.    Waivers; Amendments.
(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent, Issuing Lender or Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Loan Parties, or any of its Affiliates, on the one hand, and any Agent, Issuing Lender and Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent, Issuing Lender or Lender to any other or further action in any circumstances without notice or demand.
(b)    Amendments. Neither this Agreement nor any other Financing Document (other than (x) any Security Document, each of which may only be waived, amended or modified in accordance with the Collateral Agency Agreement and (y) any Permitted Swap Agreement, each of which may only be waived, amended or modified in accordance with its terms) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Letter of Credit Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan under Section 2.08(a) or in respect of the Loans arising as a result of a Letter of Credit Disbursement, or of any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment under Section 2.07(a), without the written consent of each Lender affected thereby, (iv) change Section 2.16(c) or 2.16(d) without the consent of each Lender affected thereby, (v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) with respect to the Interest Period for any Eurodollar Loan, amend, waive or modify the requirement that such Loan be one, two, three or six months in duration without consent of each Lender affected thereby, (vii) alter the obligations of the Borrower to make mandatory prepayments of the Loans without the consent of each Lender affected thereby or (viii) release all or substantially all of the Collateral or release any Loan Party or the Parent from its obligations under the Financing Documents without the written consent of each Lender (except to the extent specifically provided therefor in the Financing Documents); and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any Issuing Lender hereunder without the prior written consent of the such Agent or such Issuing Lender, as the case may be. Notwithstanding anything herein to the contrary, the Loan Parties and the Agents may (but shall not be obligated to) amend or supplement any Financing Document (other than any Permitted Swap Agreements) without the consent of any Lender or any Issuing Lender (1) to cure any ambiguity, defect or inconsistency which is not material, (2) to make any change that would provide any additional rights or benefits to the Lenders, (3) to make, complete or confirm any grant of Collateral permitted or required by any of the Security Documents, including to secure any Permitted Indebtedness that can be secured by a Permitted Encumbrance on the Collateral, or any release of any Collateral that is otherwise permitted under the terms of the Credit Agreement and the Security Documents, (4) to revise any schedule to reflect any change in notice information, (5) to revise the account numbers for each of the Accounts as may be necessary to reflect the replacement of the Collateral Agent or as may be required by internal procedures of the Collateral Agent or (6) to revise the name of the Collateral Agent on any UCC financing statement or other Security Document as may be necessary to reflect the replacement of the Collateral Agent. Where any Financing Document expressly provides that an Agent may waive, amend or modify such Financing Document or a provision thereof, or consent to any act or action of the Borrower, the Administrative Agent or such other Agent may do so without the further consent of the Lenders and any such waiver, amendment, modification, or consent that is set forth in a writing signed by the Administrative Agent or such other Agent, as applicable, shall be binding on the Agents and the Lenders.
Each Lender shall be bound by any waiver, amendment, or modification authorized in accordance with this Section 9.02 regardless of whether its Note shall have been marked to make reference thereto, and any waiver, amendment, or modification authorized in accordance with this Section 9.02 shall bind any Person subsequently acquiring a Note from such Lender, whether or not such note shall have been so marked. Any agreement or agreements that the Administrative Agent executes and delivers to waive, amend, or modify any Financing Document in accordance with this Section 9.02 shall be binding on the Lenders and each of the Agents without the further consent of the Lenders or the other Agents.
SECTION 9.03.    Expenses; Indemnity; etc.
(e)    Costs and Expenses. The Borrower agrees to pay or reimburse each of the Agents, the Lead Arrangers, the Issuing Lenders and the Lenders for: (a) all reasonable and documented out-of-pocket costs and expenses of the Agents and Lead Arrangers including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Lenders (or such other counsel that the Agents may select from time to time) and experts (including the Independent Engineer and the Insurance Advisor) engaged by the Agents or the Lenders from time to time which have been approved by the Borrower, in each case subject to limits to be agreed, in connection with (A) the negotiation, preparation, execution and delivery of this Agreement and the other Financing Documents and Project Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated), (B) any amendment, modification or waiver of any of the terms of this Agreement or any other Financing Documents or Project Documents and (C) the syndication of Commitments or Loans prior to the Closing Date and the Funding and Repricing Date, (b) all out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all reasonable costs and expenses of the Lenders (including payment of the fees provided for herein) and the Agents (including counsels’ fees and expenses and reasonable experts’ fees and expenses, but limited to one counsel and one financial advisor to the Lenders) in connection with (i) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Loan Party, Parent or Project Party under any other Financing Document or Project Document and (ii) the enforcement of this Section 9.03, (d) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein and (e) all costs, expenses and other charges in respect of title insurance procured with respect to the Liens created pursuant to the Deed of Trust.
(f)    Indemnification by the Borrower. The Borrower agrees to indemnify and hold harmless each Agent, each Issuing Lender and each Lender and their affiliates and their respective directors, officers, employees, administrative agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any Applicable Law and related to or arising out of or in connection with the Transaction Documents or the transaction contemplated thereby and will reimburse any Indemnified Party for all expenses (including reasonable and documented counsel fees and expenses) as they are incurred in connection therewith. The Borrower shall not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that (i) any loss, claim, damage, liability or expense is found in a final non‑appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct, (ii) the Borrower’s obligation to reimburse any such Indemnified Person is otherwise limited by the terms of the Financing Documents or (iii) successful claims are brought by any Loan Party or the Parent against any Lender or Agent arising from a Lender or Agent breach of its obligations under the Financing Documents. The Borrower agrees that (A) it waives any claim it may have against any Indemnified Party for breach of fiduciary duty arising under the Transaction Documents or alleged breach of fiduciary duty arising under the Transaction Documents and (B) no Indemnified Party shall have any liability (whether direct or indirect) to the Borrower in respect of a fiduciary duty claim arising under the Transaction Documents or to any person asserting a fiduciary duty claim on behalf of the Borrower or any equity holders, employees or creditors, in each case, arising under the Transaction Documents. To the extent permitted by applicable law, no party shall assert, and each party hereby waives, any claim against the other party (including any Indemnified Party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.
(c)    Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or such Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Lender in its capacity as such.
(d)    Settlements; Appearances in Actions. The Borrower agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable and documented fees and disbursements of its legal counsel. In the case of any claim brought against an Indemnified Party for which the Borrower may be responsible under this Section 9.03, the Agents, Issuing Lenders and Lenders agree to execute such instruments and documents and cooperate as reasonably requested by the Borrower in connection with the Borrower’s defense, settlement or compromise of such claim, action or proceeding.
SECTION 9.04.    Successors and Assigns.
(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignments shall be made to a Defaulting Lender, and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided that
(i)    except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender (provided that the assigning Lender shall remain responsible for the performance of all obligations of such Approved Fund under the Financing Documents), the Borrower and, in the case of an assignment of all or a portion of any Letter of Credit Exposure of any Class, each Issuing Lender with respect to such Class in addition to the Borrower must give its prior written consent to such assignment (which consents shall not be unreasonably withheld);
(ii)    except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) or Loans of any Class, the amount of the Commitment(s) and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent,
(iii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(v)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax documentation required hereunder;
provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if any Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.
(c)    Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender or Issuing Lender, as to its Commitment only, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)    Limitations on Rights of Assignees. An assignee Lender shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee, unless the Borrower’s prior written consent has been obtained therefor. An assignee Lender shall not be entitled to the benefits of Section 2.15 to the extent such assignee fails to comply with Section 2.15(e).
(f)    Participations. Any Lender may, without the consent of, but upon notice to the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided further that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that grants a participation shall maintain a register on which it enters the name and address of each participant and the principal and interest amount of each participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error. The Participant Register shall be available for inspection by the Borrower and any Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice to the applicable Lender.
(g)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United Stated person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
(h)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank (whether in the United States or any other jurisdiction), and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    No Assignments to or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or Letter of Credit Exposure held by it hereunder to either Loan Party or any Affiliate of either Loan Party without the prior written consent of each other Lender.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or Event of

Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 9.03, 9.14 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the First Amendment, the Fee Letters and any confidentiality agreements that have been separately entered into among any of the parties hereto (including their respective affiliates) constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of either Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any other Financing Document shall, except as provided in clause (d) below, be brought in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.
(i)    Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(j)    Rights of the Secured Parties. Nothing in this Section 9.09 shall limit the right of the Secured Parties to refer any claim against the Borrower to any court of competent jurisdiction outside of the State of New York, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.
(k)    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 9.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.11.    Confidentiality. Each of the Agents, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory authority, by applicable laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process, provided that the party from whom disclosure is being required shall give notice thereof to the Loan Parties as soon as practicable (unless restricted from doing so), (iii) to any other party to this Agreement, (iv) to the extent the disclosing party determines such disclosure to be necessary or appropriate to exercise any remedies hereunder or under any other Financing Document or in connection with any suit, action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vi) with the consent of the Loan Parties or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.12.    Non-Recourse. Anything herein or in any other Transaction Document to the contrary notwithstanding, the obligations of the Borrower under this Agreement and each other Transaction Document to which the Borrower is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of the Borrower and do not constitute a debt or obligation of (and no recourse shall be made with respect to) the Parent or any of their respective Affiliates (other than the Loan Parties), or any shareholder, partner, member, officer, director or employee of the Parent or such Affiliates (collectively, the “Non‑Recourse Parties”), except as hereinafter set forth in this Section or as expressly provided in any Transaction Document to which such Non-Recourse Party is a party. No action under or in connection with this Agreement or any other Financing Document to which the Borrower is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Secured Party against any Non-Recourse Party. For the avoidance of doubt, it is expressly understood and agreed that nothing contained in this Section shall in any manner or way (i) restrict the remedies available to any Agent or Lender to realize upon the Collateral or under any Transaction Document, or constitute or be deemed to be a release of the obligations secured by (or impair the enforceability of) the Liens and security interests and possessory rights created by or arising from any Financing Document or (ii) release, or be deemed to release, any Non-Recourse Party from liability for its own fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Transaction Document to which such Non-Recourse Party is a party.
SECTION 9.13.    No Third Party Beneficiaries. The agreement of the Lenders to make the Loans to the Borrower, on the terms and conditions set forth in this Agreement, is solely for the benefit of the Borrower, the Loan Parties, the Agents and the Lenders, and no other Person (including any Parent, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Project) shall have any rights under this Agreement or under any other Financing Document or Project Document as against the Agent or any Lender or with respect to any extension of credit contemplated by this Agreement.
SECTION 9.14.    Reinstatement. The obligations of the Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
SECTION 9.15.    Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
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